SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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HEARTLAND FINANCIAL USA, INC.
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April 27, 2022

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Heartland Financial USA, Inc. The Annual Meeting will be a virtual meeting of stockholders conducted exclusively online via webcast, on Wednesday, June 15, 2022, at 1:00 p.m. Central Daylight Time. You will be able to attend the Annual Meeting online by visiting: www.virtualshareholdermeeting.com/HTLF2022. To participate in the Annual Meeting, you will need the 16-digit control number included in your proxy materials or Notice of Internet Availability of Proxy Materials (the "Internet Notice").

At our Annual Meeting, we will discuss and vote on the matters described in the proxy materials. Your vote is important, regardless of the number of shares you own.

If you are sent an Internet Notice but would prefer to receive the traditional printed proxy materials free of charge, please follow the instructions on the Internet Notice to request the printed materials via U.S. mail. If you received the traditional printed proxy materials in lieu of the Internet Notice, you may vote your shares online, by telephone, or by mail by following the instructions on the proxy card.

Sincerely,

John K. Schmidt
Chairman

Bruce K. Lee
President and CEO

1398 Central Avenue · Dubuque, Iowa 52001 · (563) 589-2100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF HEARTLAND FINANCIAL USA, INC. ("HTLF"):

DATE AND TIME	Wednesday, June 15, 2022 at 1:00 p.m. Central Daylight Time

LOCATION	The Annual Meeting will be a virtual meeting of stockholders conducted exclusively online via webcast. You will be able to attend the Annual Meeting online by visiting: www.virtualshareholdermeeting.com/HTLF2022. To participate in the Annual Meeting, you will need the 16-digit control number included in your proxy materials or Notice of Internet Availability of Proxy Materials.

ITEMS OF BUSINESS	(1) Elect two individuals to serve as Class II directors for a three-year term expiring in 2025
(2) Ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2022
(3) Take a non-binding, advisory vote on executive compensation
(4) Transact such other business as may properly be presented at the Annual Meeting

RECORD DATE	Stockholders of record at the close of business on April 18, 2022, are the stockholders entitled to vote at the Annual Meeting and any adjournments or postponements of the meeting.

VOTING BY PROXY	Whether or not you plan to attend the Annual Meeting, please vote your shares promptly to ensure they are represented. In the event there are an insufficient number of votes for a quorum, or to approve or ratify any of the foregoing proposals, the Annual Meeting may be adjourned or postponed in order to permit further solicitation of proxies.
☑    The Board of Directors recommends a vote “FOR” the two Class II nominees for election as directors for a three-year term ending 2025, as listed in the proxy statement, and a vote “FOR” Proposals 2 and 3.

By Order of the Board of Directors:

Jay L. Kim, Corporate Secretary
Dubuque, Iowa
April 27, 2022

The prompt return of proxies will save us the expense of further requests for proxies to ensure a quorum at the Annual Meeting. You may access our proxy materials and vote your shares online by following the instructions on the Internet Notice. If you receive a proxy card, you may vote your shares online, by telephone, or by mail by following the instructions on your proxy card. If you hold shares through a broker or other nominee, please follow the voting instructions provided to you by that broker or other nominee.

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on Wednesday, June 15, 2022. The proxy statement and Annual Report to Stockholders are available through the Investor Relations section of HTLF’s website at ir.htlf.com.

PROXY HIGHLIGHTS

Business Results
Despite the ongoing impact of the COVID-19 pandemic, inflationary pressures and supply chain disruptions, our Company enjoyed a year of solid financial performance in 2021:
*Record annual net income available to common stockholders of $211.9 million, an increase of 59% from 2020, or $5.00 per diluted common share, a per share increase of 40% from 2020.
*Our return on average common equity was 10.49% and return on average assets was 1.19% compared to 8.06% and 0.93% from 2020, respectively.
*Annual loan growth of $689.4 million or 8%, exclusive of Paycheck Protection Program ("PPP") loans.
*Deposits grew $1.44 billion to $16.42 billion, an increase of 10% from 2020.
*Our net interest margin declined to 3.29%, compared to 3.65% during 2020, reflecting the ongoing impact of market interest rates.
*Nonperforming assets to total assets declined to 0.37% and 30-89 day loan delinquencies fell to 0.07% of total loans.
*Net loan charge-offs for the year of $3.8 million or 0.04% of average loans.
*Our efficiency ratio increased to 59.48% compared to 56.65% for 2020.

Strategic Developments
We continued our focus on strategic priorities, with an emphasis on improving efficiency while expanding organizational capacity.
*We continue to effectively operate under our pandemic management plan to assure workplace and employee safety and business resiliency.
*We began implementation of a plan to consolidate our 11 bank charters, which will increase operating capacity, reduce costs and improve operational processes.
*We issued $150.0 million aggregate principal amount of 2.75% Fixed-to-Floating Rate Subordinated Notes due 2031, generating net proceeds of $147.6 million and qualifying as Tier 2 capital for regulatory purposes.
*We increased dividends per common share to $0.22 for the first and second quarters of 2021, $0.25 for the third quarter of 2021, and $0.27 per common share in fourth quarter of 2021.
*We consolidated 8 branch locations and continue to evaluate reductions in branch locations as part of our ongoing branch optimization program.

Compensation
Our executive compensation program is designed to provide a competitive compensation package that rewards executive officers for sustained financial and operating performance while balancing long-term value creation for our stockholders. In 2021, nearly 98% of the votes cast by stockholders who voted on our advisory "say on pay" proposal approved the 2020 compensation of our named executive officers. In 2020, we implemented a number of design changes to our executive compensation program to ensure that incentive payments are market based, commensurate with performance, supported by our stockholders, and within our risk appetite. In 2021, we built on the approach taken in 2020, increasing the percentage of annual incentive compensation that is based on performance factors and adding growth to the performance factors measured.

Corporate Governance
In March 2022, the Board appointed John K. Schmidt to serve as independent Chairman of the Board, replacing Lynn B. Fuller, who was removed as Executive Operating Chairman of the Board. Mr. Fuller remains a director on the Board. Mark C. Falb resigned from the Board in April 2021 and R. Michael McCoy retired from the Board effective at the 2021 Annual Meeting. In December 2020, the Board appointed Christopher S. Hylen to the Board, and he was then elected to the Board at the 2021 Annual Meeting. Kathryn Graves Unger was nominated and elected to the Board at the 2021 Annual Meeting. The Board is currently comprised of twelve directors, with over half having served five years or fewer, which reflects the Board's commitment to ongoing refreshment. The Board approved a decrease in the total number of directors to eleven, effective at the 2022 Annual Meeting.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Heartland Financial USA, Inc. (“HTLF,” the “Company” or “we”) of proxies to be voted at the Annual Meeting of Stockholders. The Annual Meeting will be a virtual meeting of stockholders conducted exclusively online via webcast. You will be able to attend the Annual Meeting online by visiting www.virtualshareholdermeeting.com/HTLF2022 on Wednesday, June 15, 2022, at 1:00 p.m. Central Daylight Time, or at any adjournments or postponements of the meeting. We first mailed this proxy statement and proxy card on or about April 27, 2022.

Please read this proxy statement carefully. You should consider the information contained in this proxy statement when deciding how to vote your shares at the Annual Meeting. The following information regarding the meeting and the voting process is presented in a question and answer format.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

WHY AM I RECEIVING THIS NOTICE OR PROXY STATEMENT AND PROXY CARD?

You are receiving proxy materials from us because on April 18, 2022, which is the record date for the Annual Meeting, you owned shares of our common stock. This proxy statement describes the matters that will be presented for a vote by the stockholders at the Annual Meeting.

When you submit a proxy, you appoint the designated proxy holder as your representative at the Annual Meeting. The proxy holder will vote your shares as you have instructed whether or not you attend the Annual Meeting. Even if you plan to attend, you should vote your shares in advance of the Annual Meeting in case your plans change.

HOW DO I VOTE BY PROXY?

In order to vote by proxy in advance of the Annual Meeting, you may use the Internet to transmit your voting instructions, vote by phone or vote by mail, in each case by following the instructions on the proxy card. If you use the Internet to transmit your voting instructions or vote by phone, you must vote by 11:59 p.m. Eastern Time on June 14, 2022 for shares held directly and by 11:59 p.m. Eastern Time on June 10, 2022 for shares held in a retirement plan account. If you choose to vote by mail, your proxy card should be mailed sufficiently in advance to allow for delivery no later than June 14, 2022.

HOW CAN I ATTEND THE ANNUAL MEETING?

If you are a stockholder of the Company as of the record date, you will be able to attend the Annual Meeting online by visiting: www.virtualshareholdermeeting.com/HTLF2022 and following the instructions provided in your proxy materials or Notice of Internet Availability of Proxy Materials (the "Internet Notice"). To participate in the Annual Meeting, you will need the 16-digit control number included in your proxy materials or Internet Notice. If you do not have this control number at the time of the meeting, you will still be able to attend as a guest, but you will not be able to vote or ask questions.

WHY IS THE COMPANY HOLDING A VIRTUAL ANNUAL MEETING?

We held virtual annual meetings in 2020 and 2021 because of the public health and business risks associated with gathering our management, directors and stockholders for an in-person meeting during the COVID-19 pandemic. Based on the success of the 2020 and 2021 virtual annual meetings and the ongoing effects of the COVID-19 pandemic, we decided to hold a virtual annual meeting again in 2022. In addition to protecting the health of our management, directors and stockholders, hosting a virtual meeting generally provides ease of access, real-time communication and cost savings for our stockholders and the Company and facilitates stockholder attendance and participation from any location.

HOW WILL THE MEETING BE CONDUCTED?

The Annual Meeting will be conducted online, in a fashion similar to an in-person meeting. You will be able to attend the meeting online, vote your shares electronically, and submit your questions during the meeting. Mr. Schmidt, the Chairman of the Board of Directors, will preside at the meeting.

The meeting will begin promptly at 1:00 p.m., Central Daylight Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 12:45 p.m. Central Daylight Time, and you should allow ample time for the check-in procedures.

HOW CAN I ASK QUESTIONS DURING THE MEETING?

You may submit questions in real time during the virtual meeting. We are committed to acknowledging each appropriate question we receive in the order that it was received, with a limit of one question per shareholder until we have allowed each shareholder to ask a question. We will allot approximately 15 minutes for questions during the Annual Meeting. Submitted questions should follow our Rules of Conduct in order to be addressed during the Annual Meeting. Our Rules of Conduct will be posted at www.virtualshareholdermeeting.com/HTLF2022 during the Annual Meeting.
WHAT CAN I DO IF I NEED TECHNICAL ASSISTANCE BEFORE OR DURING THE MEETING?

If you have technical difficulties on the day of the meeting, you may request assistance immediately prior to the meeting by going to www.virtualshareholdermeeting.com/HTLF2022, and following the instructions for obtaining technical assistance. If you have questions regarding the virtual meeting format, please send your questions to annualmeetingquestions@htlf.com at least one business day prior to the meeting.

IF I CAN'T ATTEND THE MEETING, HOW DO I VOTE OR LISTEN TO IT LATER?

You do not need to attend the virtual meeting to vote if you submitted your vote via proxy in advance of the meeting. A replay of the meeting, including the questions answered during the meeting, will be available at ir.htlf.com.

WHAT MATTERS WILL BE VOTED ON AT THE ANNUAL MEETING?

You are being asked to vote on the following matters proposed by our Board of Directors:

(1)	Elect two individuals to serve as Class II directors for a three-year term expiring in 2025
(2)	Ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2022
(3)	Take a non-binding, advisory vote on executive compensation
(4)	Transact such other business as may properly be presented at the Annual Meeting

☑    The Board of Directors recommends a vote “FOR” the two Class II nominees for election as directors for a three-year term ending 2025, as listed in the proxy statement, and a vote “FOR” Proposals 2 and 3.

These matters are more fully described in this proxy statement. We are not aware of any other matters that will be proposed at the Annual Meeting. However, if you have voted your shares and a proposal is properly presented at the Annual Meeting that is not identified in the proxy materials, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.

HOW MANY VOTES DO OUR STOCKHOLDERS HAVE?

Holders of common stock have one vote for each share of common stock owned at the close of business on April 18, 2022, the record date for the Annual Meeting.

HOW DO I VOTE?

Stockholders of Record

In addition to voting your shares online at the Annual Meeting, you can also vote your shares of common stock in advance of the Annual Meeting by submitting a proxy using one of the following options:
*online using the instructions for Internet voting shown on the Internet Notice or proxy card;

*by telephone using the instructions for telephone voting shown on the proxy card; or
*by mail by marking the proxy card with your instructions and then signing, dating and returning the proxy      card in the enclosed return addressed envelope.

Plan Holders

If you hold shares in a retirement plan account ("Plan") that allows you to direct the Plan trustee how to vote the shares in your account ("Plan Shares"), please follow the voting instructions provided to you by the Plan trustee or administrator. In the absence of instructions from you on how to vote any Plan Shares, the Plan trustee may vote those shares in accordance with the terms of the Plan.

“Street Name” Holders

In addition to voting your shares online at the Annual Meeting, you can also vote your shares of common stock in advance of the Annual Meeting by following the voting instructions provided by your broker or other nominee. Brokers who hold your shares in “street name” have the authority to vote shares for which they do not receive instructions on all routine matters submitted for approval at the Annual Meeting. In the absence of your specific instructions as to how to vote, your broker will not have authority to vote on the matters considered non-routine, which includes all actions other than Proposal 2, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, resulting in a so-called "broker non-vote." If you hold your shares through a broker or other nominee it is important that you cast your vote if you want it to count on all of the matters to be considered at the Annual Meeting.

WHAT IF I CHANGE MY MIND AFTER I RETURN MY PROXY?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:
*signing another proxy with a later date and returning that proxy to Mr. Jay L. Kim, Corporate Secretary, Heartland Financial USA, Inc., 700 Locust Street, 4th Floor, Dubuque, Iowa 52001;
*sending notice to us that you are revoking your proxy; or
*voting online at the Annual Meeting.

If you hold your shares in the name of your broker and desire to revoke your proxy in advance of the Annual Meeting, you may submit another vote in accordance with the voting instructions sent to you, or you will need to contact your broker. You may also change your vote by voting online at the Annual Meeting.

HOW MANY VOTES DO WE NEED TO HOLD THE ANNUAL MEETING?

A majority of the shares of common stock that are outstanding as of the record date must be present at the Annual Meeting in order to hold the Meeting and conduct business.

Shares are counted as present at the Annual Meeting if the stockholder either:
*is present online at the Annual Meeting; or
*has properly voted via Internet, phone, or proxy card prior to the Annual Meeting.

On April 18, 2022, there were 42,370,210 shares of common stock outstanding. Therefore, shares of common stock with at least 21,185,106 votes need to be present to constitute a quorum to hold the Annual Meeting and conduct business. Presence may be in person or by proxy. Abstentions and broker non-votes are counted as present and entitled to vote at the Annual Meeting for purposes of defining a quorum. Virtual attendance at our Annual Meeting constitutes presence in person for purposes of a quorum at the meeting.

WHERE CAN STOCKHOLDERS GET COPIES OF OUR ANNUAL REPORT?

Stockholders may receive a free copy of our 2021 Annual Report on Form 10-K, including financial statements, by sending a written request to Mr. Jay L. Kim, Corporate Secretary, Heartland Financial USA, Inc., 700 Locust Street, 4th Floor, Dubuque, Iowa 52001.

WHAT HAPPENS IF A NOMINEE FOR DIRECTOR IS UNABLE TO STAND FOR ELECTION?

The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxy may be voted for the substitute nominee. Alternatively, the Board may reduce its size. You cannot vote for more than two nominees. The Board has no reason to believe any nominee will be unable to stand for election.

WHAT OPTIONS DO I HAVE IN VOTING ON EACH OF THE PROPOSALS?

You may vote “FOR” or “WITHHOLD” authority to vote for each nominee for director. You may vote “FOR,” “AGAINST” or “ABSTAIN” on any other proposal that may properly be brought before the meeting.

HOW MANY VOTES ARE NEEDED FOR EACH PROPOSAL?

The directors are elected by a plurality of the outstanding shares of our common stock represented at the Annual Meeting and entitled to vote, meaning that the two individuals receiving the highest number of votes cast “FOR” their election will be elected as directors of HTLF. Withholding against the nominees has no effect.

The affirmative vote of a majority of the shares of our common stock represented at the Annual Meeting and entitled to vote is required to approve the other proposals.

The vote on auditor ratification and the vote on executive compensation are both advisory and will not be binding upon HTLF or the Board of Directors. However, the Compensation, Nominating and Corporate Governance Committee of the Board will consider the voting results in establishing our executive compensation plan for subsequent years.

Broker non-votes will not be counted as being entitled to vote for purposes of determining whether any proposal has been approved, but will count for purposes of determining whether or not a quorum is present. Therefore, so long as a quorum is present, broker non-votes will have no effect on the outcome of the matters to be taken up at the meeting. Abstentions will have the same effect as negative votes.

WHERE DO I FIND THE VOTING RESULTS OF THE MEETING?

We will announce preliminary voting results at the Annual Meeting. The voting results will also be disclosed in a Current Report on Form 8-K that we will file with the Securities and Exchange Commission (the “SEC”) by the close of business on the fourth business day after the Annual Meeting.

WHO BEARS THE COST OF SOLICITING PROXIES?

We bear the cost of soliciting proxies. In addition to solicitations by mail, officers, directors and employees of HTLF, or its subsidiaries, may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies and we have not engaged a third party proxy solicitor. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

PROPOSAL 1	ELECTION OF DIRECTORS
Elect two individuals to serve as Class II directors for a three-year term expiring in 2025	☑	The Board of Directors recommends that you vote your shares FOR each of the nominees.

Our Board of Directors carefully considers the qualifications of each director candidate and the overall composition of the Board and believes that Board deliberations are enhanced by the diversity of backgrounds represented and a balance of tenure. The Board has a robust director selection process that is focused on creating a diverse group of candidates who possess the background, skills and expertise to make significant contributions to the Board, and is committed to striving for a composition of the Board that would provide continuity as well as fresh perspectives relevant to the Board's work. Specifically, the Board is currently comprised of twelve directors, with over half having served five or fewer years, which reflects the Board's commitment to ongoing refreshment.

Board Diversity Matrix (As of March 31, 2022)
	Female	Male
Total Number of Directors	12
Part I: Gender Identity
Directors	3	9
Part II: Demographic Background
Hispanic or Latinx	1
Not Disclosing		1
White	2	8

At the Annual Meeting, you will be entitled to vote for two Class II Directors to serve for terms expiring in 2025. Mr. Falb resigned from the Board effective April 20, 2021 and at that time, the Board decided to leave the total number of directors at twelve rather than nominate and elect an individual to replace Mr. Falb. In addition, the Board approved a further decrease in the total number of directors to eleven, effective at the 2022 Annual Meeting.

The Board of Directors is divided into three classes of directors having staggered terms of three years. Each of the nominees has agreed to serve as a director, if elected. If for any reason any of the nominees becomes unable to serve before the election, the holders of proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting, or the Board may reduce its size.

Beginning in 2020, the Board engaged a third-party search firm to assist the Compensation, Nominating and Corporate Governance Committee in identifying potential nominees to the Board. After working with the Committee to specify the requirements and preferences for potential nominees, the search firm identifies prospects and works with Committee members to reduce the prospect list to a shorter list of interview candidates.

In conducting its search, the Committee seeks potential nominees to serve as independent directors in accordance with the requirements of the Nasdaq Stock Market, and that at a minimum possess the following additional attributes:
*highest personal and professional ethics, integrity and values;
*sufficient educational and professional background to enable them to understand the Company’s business;
*exemplary management and communication skills;
*demonstrated leadership skills;
*sound judgment in his or her professional and personal life;
*a commitment to representing the long-term interests of all the Company’s shareholders
*a strong sense of service to the communities which we serve; and
*ability to meet the standards and duties set forth in the Company’s Code of Business Conduct and Ethics.

The Committee also takes into account a potential nominee’s:
*senior corporate leadership experience;
*experience with publicly held companies; and
*unique perspective by virtue of their race, gender, geographic or other meaningful differences.

The Committee seeks to identify potential nominees that share the Company’s philosophy, including the same sense of mission, vision and values. Increasing the diversity of the Board, based on race, gender, geographic or other meaningful differences, remains an important objective. Accordingly, the search firm has been directed to continue to identify diverse prospects for the Committee to consider for current and future Board positions.
Set forth below is information concerning the nominees for election and concerning the other directors whose terms of office will continue after the meeting. Included in the information is each director's age, year first elected and business experience during the previous five years.

DIRECTOR NOMINEES CLASS II (Term Expires 2025)

John K. Schmidt	Director Since 2001	Age 62
Professional and Educational Background:
Mr. Schmidt has served as the independent Chairman of the HTLF Board since March 15, 2022. Mr. Schmidt has been the Senior Vice President and Chief Financial Officer of A.Y. McDonald Industries since 2013 and was named Corporate Secretary in 2014. Mr. Schmidt was the Chief Operating Officer (from 2004) and Chief Financial Officer (from 1991) of HTLF until joining A.Y. McDonald Industries. Mr. Schmidt was also an officer of Dubuque Bank and Trust Company from 1984 to 2004 and President from 1999 to 2004. Prior to joining Dubuque Bank and Trust Company in 1984, Mr. Schmidt was employed by the Office of the Comptroller of the Currency (the “OCC”) and Peat Marwick Mitchell, currently known as KPMG LLP. A Certified Public Accountant (inactive), Mr. Schmidt brings to our Board extensive knowledge in operational bank management and accounting. He graduated with a BA from the University of Northern Iowa.
Other Boards and Appointments:

Director of HTLF subsidiary Dubuque Bank and Trust board for more than five years; Past President of Steeple Square; Former member of the Loras College Board of Regents, Dubuque, Iowa, from 2011 to 2021; Board Member and Treasurer, High Voltage LLC; and Director of A.Y. McDonald Industries since 2013.

Duane E. White	Director Since 2013	Age 66
Professional and Educational Background:
Mr. White is the retired Executive Vice President and Chief Product Officer of Medecision, a healthcare IT provider. He served in that role from May 2018 until December 2019. Mr. White was a Partner at Aveus, a management consulting firm in St. Paul, Minnesota from 2013 until the firm was acquired by Medecision in 2018. Prior to joining Aveus, he was an independent consultant for six years. Mr. White has 15 years of financial services experience, including nine years with U.S. Bancorp. Positions at U.S. Bancorp included President of the mortgage division, SVP of Mergers and Acquisitions and SVP of Marketing Support and Product Management. He began his career as an examiner for the OCC and was also involved with the regulatory supervision of problem banks in his role as the Assistant to the Regional Director of Special Projects. Mr. White brings considerable expertise in financial services to our Board, including merger and acquisition activity, public company board experience and knowledge and perspective with respect to the Minneapolis and St. Paul metropolitan area. He holds an MBA from Harvard Business School and a BBA in Business Economics from the University of Wisconsin – Eau Claire.
Other Boards and Appointments:
Director of HTLF subsidiary Minnesota Bank and Trust from 2008 to 2019; and Director of Fair Isaac Corporation from 2009 to 2016.

CLASS II (Term Expires in 2022)

Barry H. Orr	Director Since 2019	Age 66
Professional and Educational Background:
Mr. Orr has served as Chairman and Chief Executive Officer of First Bank & Trust, since 1996. He previously served as Chief Executive Officer of First Bank & Trust subsidiary PrimeWest Mortgage Corporation, which was merged into the bank in 2020. HTLF acquired Lubbock-based First Bank & Trust as a subsidiary bank in 2018. Mr. Orr has over 30 years of banking leadership experience. He brings to our Board considerable knowledge and expertise in commercial and industrial lending, as well as residential construction and development lending, mortgage services, and mergers and acquisitions. Mr. Orr holds a BBA in finance from Texas Tech University and is also a graduate of the ABA Stonier Graduate School of Banking.
Other Boards and Appointments:
Director of HTLF subsidiary First Bank & Trust since 1993; and Chairman of Lubbock Economic Development Alliance from 2018 to 2021.

Class III (Term Expires in 2023)

Robert B. Engel	Director Since 2019	Age 68
Professional and Educational Background:
Mr. Engel has served as Managing Director and Chief Executive Officer of BLT Advisory Services, LLC, a boutique advisory firm, since 2017. Prior to that, he served as President and Chief Executive Officer of CoBank, ACB from 2006 to 2017, presiding over its transformation into a high growth financial institution consistently ranked as one of the world's safest banks and serving customers throughout rural America in all 50 states. Prior to CoBank, he spent 14 years at HSBC Bank, USA, ultimately serving as its chief banking officer. He has over 40 years of business and leadership experience, including over 30 years of experience in the banking industry. Mr. Engel brings to our Board considerable financial services expertise and insights on strategic growth, collaborative relationships and talent development. Mr. Engel earned a BBA in accounting and an honorary doctorate, both from Niagara University.
Other Boards and Appointments:
Director of HTLF subsidiary Citywide Banks since 2018; Director of Allied Motion Technologies, Inc since 2019, Chairman of the Board for Alaska Power & Telephone since 2017; and Chairman of the Board of Trustees of Regis University since 2007.

Thomas L. Flynn	Director Since 2002	Age 66
Professional and Educational Background:
Mr. Flynn, who has served as Vice Chairman of the Board of HTLF since 2005 and Chairman of the Compensation, Nominating and Corporate Governance Committee of HTLF from 2015 to 2021, and who was the Board's Independent Lead Director from 2018 until April 19, 2022, was President of Aggregate Materials Company located in East Dubuque, Illinois from 1999 until his retirement in 2014. Mr. Flynn was President and Chief Executive Officer of Flynn Ready-Mix Concrete Co. from 1999 until his retirement in 2012. He was Chief Financial Officer of Flynn Ready-Mix from 1977 until 1999. He is a past Chairman of the Board of Directors of the National Ready-Mix Concrete Association. Mr. Flynn is a former member of the Iowa Legislature, having served for eight years as a State Senator. He also served for ten years as an adjunct faculty member in the Business Department of a local liberal arts college teaching courses in finance and business research methods. Mr. Flynn brings to our Board considerable small business expertise, business contacts in one of our principal markets and skill in governance. He holds an MBA from the University of Dubuque and a BA in Accounting and Finance from Loras College.
Other Boards and Appointments:
Director and Chairman of the Board of HTLF subsidiary Dubuque Bank and Trust Company. for more than five years.

Jennifer K. Hopkins	Director Since 2018	Age 61
Professional and Educational Background:
Ms. Hopkins has been a managing partner at Crescendo Capital, a private investment firm for early stage companies, since 2007. From 2009 through 2021 she was CEO of one of Crescendo’s portfolio companies, American Medical - The Oxygen Concentrator Store. Prior to joining Crescendo Capital, Ms. Hopkins had a twenty-year career with Hewlett Packard and Agilent, leading teams in research and development, marketing, and operations. Her career with Agilent culminated in the role of Vice President of the Global Solutions business unit. Ms. Hopkins brings to our Board a technology background and operational expertise. In addition, she has small business and executive management experience, as well as contacts in the Denver metropolitan area. She holds a Master's in Industrial Engineering from Stanford University and a BS in Industrial Engineering from North Dakota State University.
Other Boards and Appointments:
Director of HTLF subsidiary Citywide Banks since 2018. Board member of Spectralogic Corporation since 2012 and Sartori Cheese Corporation since 2013; North Dakota State University Development Foundation; Craig Hospital Foundation and the Colorado Forum.

Bruce K. Lee	Director Since 2017	Age 61
Professional and Educational Background:
Mr. Lee is the President and Chief Executive Officer of HTLF. He was named Chief Executive Officer effective June 1, 2018, and he has served as President since 2015. He has over 30 years of experience in the banking industry. Prior to joining HTLF, Mr. Lee spent twelve years at Fifth Third, a $130 billion regional bank holding company headquartered in Cincinnati, Ohio. At Fifth Third, he held numerous leadership positions, including the following: Executive Vice President and Chief Credit Officer; Executive Vice President and Director of the company’s special assets group; and Executive Vice President, Commercial Banking Division Head and Affiliate Senior Commercial Banker. Prior to that, he served as President and CEO of a Fifth Third affiliate bank in northwestern Ohio, where he managed sales and service functions for retail, commercial, residential mortgage and investments, along with the staff functions of finance, human resources and marketing. Mr. Lee has wide-ranging banking experience and perspective as HTLF expands its size and geographic reach. He earned his BA in Business Administration and Management from Siena Heights University.
Other Boards and Appointments:
Director of HTLF subsidiary Citywide Banks since 2017; and Director of HTLF subsidiary First Bank & Trust since 2018.

Class I (Term Expires in 2024)

Lynn B. Fuller	Director Since 1987	Age 72
Professional and Educational Background:
Mr. Fuller served as the Executive Operating Chairman of HTLF from June 1, 2018 until March 15, 2022. Previously, he served as Chief Executive Officer of HTLF since 1999, Chairman of the Board of HTLF since 2000 and was President of HTLF from 1990 until 2015. He began his banking career with Dubuque Bank and Trust Company in 1971. He then worked as an officer at First National Bank of St. Paul from 1976 until returning to Dubuque Bank and Trust Company in 1978. Mr. Fuller possesses a deep knowledge and understanding of HTLF and has extensive experience in the banking business, with hands-on operational experience and decades of experience in all aspects of commercial banking. He earned an MBA from the University of Iowa and a BS from the University of Dubuque.
Other Boards and Appointments:

Former Director of HTLF subsidiaries: Dubuque Bank and Trust Company, DB&T Insurance, New Mexico Bank & Trust, Rocky Mountain Bank, Citywide Banks, Minnesota Bank & Trust, Bank of Blue Valley, Premier Valley Bank and First Bank & Trust. He also serves as a Director of Boys and Girls Club of Greater Dubuque since 1989.

Christopher S. Hylen	Director Since 2020	Age 61
Professional and Educational Background:
Mr. Hylen has served as the Chief Executive Officer and a board member of Reltio, Inc., a leading software as a service company headquartered in Redwood City, California, since September of 2020, where he provides leadership for strategy, operations, overall performance and growth. Prior to that he was the Chief Executive Officer and a director of Imperva, Inc. from 2017 to 2019, where he led the successful turnaround and then sale of the company. He served in executive leadership roles at Citrix Systems from 2013 to 2017, including President and Chief Executive Officer of the Citrix mobility business unit GetGo, and also held leadership roles in the Intuit Payment Solutions division of Intuit Corporation, from 2006 to 2013. Mr. Hylen contributes expertise on information technology and data privacy for financial services companies at a strategic level, with over 25 years of related technology and financial services experience. Mr. Hylen holds an MBA from Harvard Business School and a bachelor’s degree in engineering from Widener University.

Other Boards and Appointments:
Director of Reltio, Inc.

Susan G. Murphy	Director Since 2018	Age 65
Professional and Educational Background:
Ms. Murphy has been the Chairperson of the Audit Committee of HTLF since April 5, 2022. She has been a Principal at The Grace Alliance, LLC in Denver, which assists individuals and families in developing and maintaining financial strategies for the future, since 2005. She served as Trustee of the Colorado Public Employees’ Retirement Association from 2007 to 2021, providing oversight to a public pension fund managing $60 billion in assets for 620,000 beneficiaries. She started her career at Ernst and Young and has been a consultant to a variety of businesses and transactions. She is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants. Ms. Murphy brings significant public accounting, investment advisory and public policy expertise along with knowledge of the Denver metropolitan area. She graduated with a BA in Accounting from the University of Notre Dame.
Other Boards and Appointments:
Director of HTLF subsidiary Citywide Banks since 2017; Trustee of Arrupe Jesuit High School 2010-16 and Board Chair 2019-Present.

Martin J. Schmitz	Director Since 2018	Age 64
Professional and Educational Background:
Mr. Schmitz is the Chairman of Citywide Banks, HTLF’s subsidiary bank in Colorado. Prior to HTLF’s acquisition of Citywide, he was Chairman of the Board and oversaw business development and commercial banking. In addition, he was involved in the administration of credit management, audit and regulatory functions over his twenty-one years at Citywide. Prior to his time at Citywide, Mr. Schmitz spent eighteen years in the Denver commercial real estate business as Vice President with a commercial real estate group specializing in investment real estate. Mr. Schmitz brings to our Board community bank leadership experience and knowledge of the Denver metropolitan area. He holds a BA in Accounting, Business Administration and Economics from Regis University.
Other Boards and Appointments:
Director of Citywide Banks, which became a HTLF subsidiary in 2017, for more than five years; Trustee of Regis University, Denver, Colorado, since 2004; and Director of Boys and Girls Clubs of Metro Denver since 2008.

Kathryn Graves Unger	Director Since 2021	Age 47
Professional and Educational Background:
Ms. Graves Unger has held executive roles at Cargill Inc. since 2014, and is currently serving as Vice President, North America - Cargill Government Relations and before that, Managing Director, North America - Cargill Aqua Nutrition. From 2005 to 2014, Ms. Graves Unger served in management roles at Cummins, Inc. Ms. Graves Unger is also a certified public accountant. She graduated from University of North Carolina - Chapel Hill with a BA in Spanish education and a masters of accounting. She then received her MBA from Stanford University. Ms. Graves Unger brings to the board substantial business and government relations expertise, as well as education, Spanish language, accounting and tax experience.
Other Boards and Appointments:

Board member since 2016 and current board chair of Urban Ventures: U.S. Global Leadership Coalition board member since 2020: Member of the Board of Advisors for the Cargill Hispanic-Latino Council since 2015.

All of our directors will hold office for the terms indicated, and until their respective successors are duly elected and qualified. Mr. Schmitz, was originally appointed to the Board on July 1, 2018 in accordance with the Agreement and Plan of Merger with Citywide Banks of Colorado, Inc. Mr. Schmitz's nomination and subsequent election in 2021 were not made pursuant to any agreement or arrangement that requires that he be selected as a director. Mr. Orr was originally appointed to the Board on July 22, 2019 in accordance with the Agreement and Plan of Merger with First Bank Lubbock Bancshares, Inc. No other director has been nominated or is serving pursuant to any arrangement that requires that they be selected as a director.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Our Board of Directors

There are currently twelve members on the Board of Directors of HTLF and the Board approved a decrease in the total number of directors to eleven, effective at the 2022 Annual Meeting. Although it is the responsibility of HTLF's officers to manage day-to-day operations, the Board oversees our business and monitors the performance of our management.

Director Independence.  Our Board has determined that each of Mses. Hopkins, Murphy and Unger and Messrs. Engel, Flynn, Hylen, Schmidt, and White is an “independent” director, or will be if elected, as defined in the listing standards of Nasdaq and the rules and regulations of the SEC. The Board determined that Mr. Falb, who resigned effective April 20, 2021, was also independent during the time that he served. The Board has also determined that Messrs. Fuller, Lee (as President and Chief Executive Officer of HTLF), Orr and Schmitz are not independent. Mr. Fuller is not an independent director because he served as Executive Operating Chairman of HTLF until March 15, 2022. Mr. Orr is not an independent director because he served as chief executive officer of HTLF subsidiary First Bank & Trust until March 31, 2021, and continues to serve as chairman of the board of directors of First Bank & Trust. Mr. Schmitz is not an independent director because he received payments until June 27, 2019 pursuant to a consulting agreement entered into in connection with the Citywide acquisition. In considering the independence of the directors, our Board reviewed questionnaires prepared by each director, reviewed its own records of transactions with directors and their family members, and inquired of directors whether they, or any member of their immediate families, had engaged in any transaction with us, other than transactions made in the ordinary course of business.

Meetings. Our directors meet on at least a quarterly basis, or as needed at special meetings held periodically throughout the year. During 2021, the Board of Directors held nine regular meetings and four special meetings. All directors attended at least 90% of the meetings of the Board of Directors and 75% of the aggregate of (i) the total number of the meetings of the Board of Directors and (ii) the total number of the meetings held by all Committees on which they served.

The independent directors are offered the opportunity at each meeting of the Board of Directors to meet separately in executive session. During 2021, the independent directors met six times in such capacity led by Mr. Flynn. Each of our Audit Committee, Compensation, Nominating and Corporate Governance Committee and Risk Committee consists solely of independent directors.

It is HTLF's practice that all directors be in attendance at the Annual Meeting unless excused by the Chairman of the Board. In 2021, all directors attended the Annual Meeting.

Board Leadership.  Under our Bylaws, the Chairman of the Board presides at meetings of the Board at which he is in attendance. Mr. Schmidt, our independent Chairman, has been Chairman of our Board of Directors since March 15, 2022, replacing Mr. Fuller, our former Executive Operating Chairman since 2018.

Mr. Flynn served as the Board's Independent Lead Director from 2018 until April 19, 2022, when the position of Independent Lead Director was eliminated following the election of Mr. Schmidt as independent Chairman. In his role as Independent Lead Director, Mr. Flynn served as the liaison between the directors and management, promoting open and constructive conversation. He worked closely with both our current Chairman, Mr. Schmidt and his predecessor Mr. Fuller, and our President and Chief Executive Officer, Mr. Lee, to ensure HTLF is building a healthy governance culture. As the Independent Lead Director, Mr. Flynn also assisted in setting the agendas for Board meetings and executive sessions of the Board, chaired the executive sessions of the Board, facilitated the Board evaluation process, and worked with Messrs. Schmidt, Fuller and Lee to monitor progress on the strategic plan and succession planning. Mr. Flynn also serves as Vice Chairman of the Board and as such, may chair meetings of the Board when the Chairman is not in attendance or otherwise unavailable.

Our Board believes that the separation of the Chairman of the Board from the executive officer positions reinforces the independence of the Board from management, creates an environment that encourages objective oversight of the management's performance and enhances the effectiveness of our Board as a whole.

Risk Management - Background.  HTLF applies the three lines of defense model to its risk management framework. Under this structure, the first line of defense is management at HTLF’s subsidiaries, together with managers of centralized operations units at HTLF assigned to support them. Collectively, they are accountable and responsible for managing the risks appurtenant to their areas of responsibility. This responsibility includes developing policies, procedures and controls, and executing them. As the second line of defense and within the purview of the Chief Risk Officer, HTLF has established formal enterprise risk management functions that facilitate risk identification, assessment, monitoring and reporting on the adequacy and effectiveness of risk management processes. The centralized risk management functions are comprised of Enterprise Risk Management, Consumer Compliance, Loan Review, Security (Information/Cybersecurity) and Financial Crimes Risk Management (BSA/AML/OFAC and Fraud). The third line of defense is the centralized Internal Audit function which provides independent quality assurance and validation of the effectiveness of the control environment and entire risk management framework.

Risk Management - The Board. In 2020, the HTLF Board of Directors formed the Risk Committee which has oversight responsibilities for the Company’s enterprise risk management and reporting framework. The Risk Committee reviews reporting on the risk management framework provided by the Chief Risk Officer, including quarterly assessments of the Company’s risk profile and monitoring compliance with the Board approved risk appetite statement and limits. The Audit Committee oversees risks associated with financial reporting, including internal controls over financial reporting, and the effectiveness of the third line of defense and the Internal Audit function, and appoints and oversees the Company’s external auditor. The Compensation, Nominating and Corporate Governance Committee identifies, reviews and oversees risks created by HTLF’s executive and employee compensation programs, including its annual and long-term incentive plans. The Compensation, Nominating and Corporate Governance Committee also reviews the results of the annual incentive compensation risk assessment as presented by the Chief Risk Officer.

Risk Management - Senior Management. Senior Managers, having leadership and managerial responsibility for the first line of defense, have responsibilities for developing plans and implementing effective controls to manage and mitigate risk. This includes coordination of product, service and customer related activities that are largely within the domain of our member banks with operational processes and support activities that are largely within the domain of HTLF centralized business units. Senior managers are also responsible for establishing and maintaining appropriate segregation of duties, defined roles and responsibilities and accountabilities to facilitate the successful execution of our strategic plan and objectives.

Committees of the Board

Audit Committee. The members of the Audit Committee are Mses. Hopkins, Murphy and Unger and Messrs. Engel, Flynn and Schmidt, and each member is an “independent” director under the listing standards of Nasdaq and the rules and regulations of the SEC. The Board of Directors has determined that each of Messrs. Engel, Flynn and Schmidt and Mses. Murphy and Unger qualify as, and should be named as, an “audit committee financial expert” as set forth in the rules and regulations of the SEC. Each member of the Audit Committee also meets the financial literacy and independence requirements for audit committee membership under the listing standards of Nasdaq and the rules and regulations of the SEC.

The primary duties and functions of the Audit Committee are to:

*	monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, risk management, and legal compliance;
*	retain, oversee, review and terminate, if necessary, the Company’s independent registered public accounting firm and pre-approve all services performed by such firm;
*	provide an avenue of communication among the Company’s independent registered public accounting firm, management, the internal audit function and the Board of Directors;
*	encourage adherence to, and continuous improvement of, the Company’s policies, procedures and practices at all levels;
*	review areas of potential significant financial risk to the Company;
*	oversee the activities and performance of the Company's internal audit function; and
*	monitor compliance with legal and regulatory requirements for the Company.

The Audit Committee's duties and functions are set forth in more detail in its Charter, which can be found under the Investor Relations section of our website, ir.htlf.com

Ms. Murphy has served as Chairperson of the Audit Committee since April 5, 2022, replacing Mr. Schmidt, our former Chairman of the Audit Committee. During 2021, the Audit Committee met nine times. To promote independence of the audit function, the Audit Committee consults both separately and jointly with our independent registered public accounting firm, internal auditors and management.

The Report of the Audit Committee is contained later in this proxy statement, and the processes used by the Audit Committee to approve audit and non-audit services are described later in this proxy statement under the caption, “Relationship With Independent Registered Public Accounting Firm-Audit Committee Pre-Approval Policy.”

Compensation, Nominating and Corporate Governance Committee.  The Compensation, Nominating and Corporate Governance Committee is comprised of Mses. Hopkins and Unger and Messrs. Flynn, Hylen and White. Each member is an “independent” director under the listing standards of Nasdaq and the rules and regulations of the SEC and a “non-employee” director under Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act").

The primary duties and functions of the Compensation, Nominating and Corporate Governance Committee are to:

*	discharge the responsibilities of the Board relating to the compensation of the Company’s executive officers, including the President and Chief Executive Officer;
*	evaluate and make recommendations to the Board relating to the compensation of individuals serving as directors of the Company;
*	direct the preparation of and approve an Annual Report on Executive Compensation for inclusion in the Company’s proxy statement in accordance with all applicable rules and regulations;
*	identify individuals qualified to become members of the Board of Directors and select such individuals as director nominees for the next Annual Meeting of Stockholders; and
*	develop and establish corporate governance policies and procedures for the Company.

Mr. White has served as Chairman of the Compensation, Nominating and Corporate Governance Committee since May 2021. The Compensation, Nominating and Corporate Governance Committee duties and functions are set forth in more detail in its Charter, which can be found under the Investor Relations section of our website, ir.htlf.com. The Compensation, Nominating and Corporate Governance Committee held ten meetings in 2021.

The process used by the Compensation, Nominating and Corporate Governance Committee to evaluate and determine executive compensation is described in this proxy statement under “Compensation Discussion and Analysis - Administration of Our Compensation Program.” The Report of the Compensation, Nominating and Corporate Governance Committee is also contained later in this proxy statement.

Risk Committee. The Risk Committee is comprised of Ms. Murphy and Messrs. Engel, Hylen, Schmidt and White. Each member is an “independent” director under the listing standards of Nasdaq and the rules and regulations of the SEC and a “non-employee” director under Section 16 of the Exchange Act.

The primary duties and functions of the Risk Committee are to:

*	oversee the risk management program and provide guidance to management on risk matters.
*	oversee management’s implementation of the ERM Policy which defines the enterprise risk management and reporting framework (including use of objective and quantitative metrics), approves the Risk Appetite Statement, and reviews reporting provided by management on risk identification and monitoring of the Company’s risk profile;
*	review and discuss with management emerging (both internal and external) significant risk exposures, including risk mitigating actions as highlighted by enterprise risk management reporting.
*	ensure that the risk management function is adequately established and maintained, with sufficient resources, independence and authority to perform its duties commensurate with the size and complexity of the Company.
*	review reports from Compliance, Financial Crimes Risk Management, Loan Review, Third Party Risk Management, Model Risk Management and Security (Information/Cybersecurity); and
*	receive regulatory updates including exam results and other pertinent updates that impact the Company's risk profile.

Mr. Engel has served as Chairman of the Risk Committee since April 2021. The Risk Committee duties and functions are set forth in more detail in its Charter, which can be found under the Investor Relations section of our website, ir.htlf.com. The Risk Committee held four meetings in 2021.

Director Nominations and Qualifications

In carrying out its nominating function, the Compensation, Nominating and Corporate Governance Committee evaluates all potential nominees for election, including incumbent directors, Board nominees and stockholder nominees, in the same manner. Beginning in 2020, the Board engaged a third-party search firm to assist in the ongoing identification and evaluation of potential nominees.

The Committee seeks to identify nominees for the position of independent director who satisfy Nasdaq independence requirements and that at a minimum have the following attributes:

*	highest personal and professional ethics, integrity and values;
*	sufficient educational and professional background to enable them to understand the Company’s business;
*	exemplary management and communication skills;
*	demonstrated leadership skills;
*	sound judgment in his or her professional and personal life;
*	a commitment to representing the long-term interests of all the Company’s shareholders;
*	a strong sense of service to the communities which we serve; and
*	ability to meet the standards and duties set forth in the Company’s Code of Business Conduct and Ethics.

The Committee also takes into account a potential nominee’s:

*	senior corporate leadership experience;
*	experience with publicly held companies; and
*	unique perspective by virtue of their race, gender, geographic or other meaningful differences.

Potential nominees should also share the Company’s philosophy, including the same sense of mission, vision and values.

No nominee is eligible for election or re-election as a director if, at the time of the stockholders' meeting at which such director is elected, such person is 72 or more years of age. Each nominee must also be willing to devote sufficient time to carrying out his or her Board duties and responsibilities effectively.

The Compensation, Nominating and Corporate Governance Committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective Board members and whether they are “independent” in accordance with Nasdaq listing standards (to ensure that at least a majority of the directors will, at all times, be independent). The Compensation, Nominating and Corporate Governance Committee held ten meetings in 2021.

Stockholder Communications with the Board, Recommendations, Nomination and Proposal Procedures

General Communications with the Board.  As set forth on our website, ir.htlf.com, our Board of Directors can be contacted at 700 Locust Street, 4th Floor, P.O. Box 778, Dubuque, Iowa 52001, Attn: Jay L. Kim, Corporate Secretary, or by telephone at our administrative offices at (563) 589-2100 or toll-free at (888) 739-2100. Each communication relating to the Board's duties or responsibilities will be forwarded to the Board or the specific directors identified in the communication as soon as reasonably possible. Correspondence that is unrelated to a director's duties will be handled at the Corporate Secretary's discretion.

Recommendations. Should stockholders wish to recommend director nominees, such correspondence should be sent to our Corporate Secretary at the above address. The Compensation, Nominating and Corporate Governance Committee will review each recommendation in the same manner regardless of the source and take into account all factors it considers appropriate, including those described under "Director Nominations and Qualifications."

Nominations of Directors. In accordance with our Bylaws, a stockholder may nominate a director for election at an Annual Meeting of Stockholders only if such stockholder's written notice of the nomination is delivered to or mailed and received by us, at our Corporate Secretary's, address set forth above, not less than 30 days nor more than 75 days prior to the date of the Annual Meeting, irrespective of any deferrals, postponements or adjournments thereof to a later date; provided, however, that in the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to the stockholders, the stockholders's written notice of the nomination must be received by us not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The stockholder's notice of intention to nominate a director must include (i) the name and address of record of the stockholder who intends to make the nomination; (ii) a representation that the stockholder is a holder of record of shares of the corporation entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence address and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, as then in effect; and (vi) the consent of each nominee to serve as a director of the corporation if so elected. We may request additional information from any proposed nominee after receiving the notification for the purpose of determining the proposed nominee's eligibility to serve as a director. Persons nominated for election to the Board, in accordance with the above requirements, will not be included in our proxy statement.

Other Stockholder Proposals. If a HTLF stockholder wishes to submit a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in HTLF's proxy statement for its 2023 Annual Meeting of Stockholders, HTLF must have received such proposal and supporting statements, if any, at its principal executive office no later than December 30, 2022, unless the date of HTLF's 2023 Annual Meeting of Stockholders is changed by more than 30 days from June 15, 2023 (the one-year anniversary date of the 2022 Annual Meeting of Stockholders), in which case the proposal must be received a reasonable time before HTLF begins to print and mail its proxy materials.

For proposals to be made by a stockholder outside of Rule 14a-8 and to be brought before the Annual Meeting, the stockholder's written notice of the proposal must be delivered, mailed or telegraphed to us, at our Corporate Secretary's address set forth above, not less than 30 days nor more than 75 days prior to the scheduled date of the Annual Meeting, regardless of any postponements, deferrals or adjournments of the meeting to a later date; provided, however, that if less than 40 days' notice of the date of the scheduled meeting is given or made by the Company, the stockholder's written notice must be delivered, mailed or telegraphed to us not later than the close of business on the 10th day following the date on which notice of the date of the scheduled meeting was first mailed to stockholders. The stockholder's notice must include as to each matter the stockholder proposes to bring before the Annual Meeting: (i) a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the corporation's books, of the stockholder proposing such business; (iii) the number of shares of the corporation's common stock beneficially owned by such stockholder on the date of such stockholder's notice; and (iv) any financial or other interest of such stockholder in the proposal.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all directors and employees. The Code sets forth the standard of ethics we expect all of our directors and employees to follow, including our Chief Executive Officer and Chief Financial Officer. All directors have received, and acknowledged in writing, the Code of Business Conduct and Ethics Policy, along with the Code of Business Conduct and Ethics Violation Reporting Procedure. The Code of Business Conduct is posted on our website, ir.htlf.com. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to, or waiver of, the Code of Business Conduct with respect to our Chief Executive Officer and Chief Financial Officer and persons performing similar functions, by posting such information on our website.

Director Compensation

Our Board of Directors believes that compensation received by a non-employee director should be tied directly to the success of HTLF and, by extension, the success of all HTLF stockholders. In May 2020, and with the assistance of Aon's Human Capital Solutions Practice, a division of Aon plc ("Aon"), the compensation consultant retained by the Compensation, Nominating and Corporate Governance Committee, the Committee reviewed the structure and amount of compensation payable to the Company's non-employee directors. As a result, per meeting committee fees were eliminated and a new compensation structure was put in place. Non-employee directors are compensated for service on the HTLF Board of Directors by an annual equity award of restricted stock units ("RSUs") that vest in June of the following year plus annual board member and annual committee member retainers. The independent lead director and each committee chair also receive additional annual retainers. Board members may elect to receive their annual retainers in cash or RSUs, or a mix of the two. The RSUs are awarded as of the date of the Annual Meeting and vest in June of the following year, provided that such non-employee director attended 75% of all Board and assigned committee meetings held between the date of grant and the earlier of the vesting date and the date of the next Annual Meeting following the date of grant. In the event a director leaves the Board for any reason prior to any vesting date or a change in control (other than due to death), the director forfeits all right to the respective RSUs. In the event of the death of the non-employee director or a change in control, the RSUs vest immediately and completely.

The following table highlights the material elements of our director compensation program:

Compensation Elements
Annual Independent Lead Director Retainer	$27,500	(1)
Annual Independent Board Chair Retainer	$50,000	(2)
Annual Board Member Retainer	$47,500	(1)
Annual Board Member Equity Award	$60,000	(3)
Annual Committee Chair Retainer	$10,000	(1)
Annual Committee Member Retainer	$7,500	(1)

(1) Directors may elect to receive the retainer in RSUs or cash
(2) Instituted in 2022 following the election of an independent Board chair.
(3) Payable only in RSUs

To further reinforce the link between directors and stockholders, our directors are subject to stock ownership guidelines that require them to hold common stock with a value of at least three times annual total director compensation. Directors must achieve this holding within five years of being named a director, and all directors with more than five years of service are in compliance with this requirement.

Messrs. Fuller and Lee, who were HTLF or HTLF subsidiary officers in 2021, did not receive any compensation for serving on the Board of HTLF or any of its subsidiary banks. Mr. Falb, who served on the Board of HTLF until resigning in April 2021, did not receive any compensation for serving on the Board of HTLF in 2021.

Mses. Hopkins and Murphy and Messrs. Engel, Flynn, Orr, Schmidt, and Schmitz also serve on the boards of one of our subsidiary banks and receive cash compensation and/or RSUs for such service. Our subsidiary banks compensate directors by granting HTLF RSUs, though the directors are paid in cash for committee work on the Boards of our subsidiary banks. HTLF Directors who served as directors of subsidiary banks each received 150 RSUs during 2021 for their service on the board of a subsidiary bank.

The following table shows non-employee director compensation during 2021 for service on the HTLF Board of Directors and the Boards of our subsidiary banks:

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation	Total
Robert B. Engel	$75,700	$66,585	$—	$142,285
Mark C. Falb(3)	$—	$—	$—	$—
Thomas L. Flynn	$96,800	$66,585	$—	$163,385
Jennifer K. Hopkins	$65,700	$66,585	$—	$132,285
Christopher S. Hylen	$62,500	$59,064	$—	$121,564
Michael J. McCoy(4)	$—	$—	$—	$—
Susan J. Murphy	$65,700	$66,585	$—	$132,285
Barry H. Orr	$47,500	$59,064	$—	$106,564
John K. Schmidt(5)	$79,300	$66,585	$5,000	$150,885
Martin J. Schmitz	$49,900	$66,585	$—	$116,485
Kathryn Graves Unger	$62,500	$59,064	$—	$121,564
Duane E. White	$72,500	$59,064	$—	$131,564

(1) The amounts in this column include the annual retainer, committee retainer, and committee chair retainer paid for service on a committee at HTLF or the board of one of HTLF’s subsidiaries.
For the annual retainer portion of director compensation, Messrs. Engel, Orr, Schmidt, Schmitz and White elected to receive $47,500 in cash. Messrs. Flynn and Hylen, along with Mses. Hopkins, Murphy and Unger, elected to receive equivalent-value RSUs, and were each granted 950 RSUs.
Mr. Flynn elected to receive equivalent-value RSUs for his compensation as the Independent Lead Director and was granted 550 RSUs.
For the committee chair retainer, Messrs. Schmidt and White elected to receive $10,000 in cash, and Mr. Engel elected to receive equivalent-value RSUs and was awarded 200 RSUs.
For the committee membership retainer, Ms. Murphy and Messrs. Engel, Schmidt and White elected to receive $15,000 in cash for service on two Committees. Mses. Hopkins and Unger and Messrs. Flynn and Hylen elected to receive equivalent-value RSUs and were granted 300 RSUs for service on two committees.

(2) The amounts in this column represent the fair value, determined based upon the market price of our common stock on the date of grant in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, of RSUs granted for service as directors of HTLF, as well as RSUs granted for service as directors of subsidiary banks. See the discussion of equity awards in Note 16 of our financial statements for the year ended December 31, 2021, contained in our Annual Report on Form 10-K for all assumptions made in the valuation of the RSUs.
Each of Messrs. Engel, Flynn, Hylen, Orr, Schmidt, Schmitz and White and Mses. Hopkins, Murphy and Unger was granted 1,200 RSUs on May 19, 2021 as compensation for service on the Board of Directors of HTLF for the period from the 2021 Annual Meeting to the 2022 Annual Meeting.
Messrs. Flynn and Schmidt each received 150 RSUs for service as directors of Dubuque Bank and Trust Company on June 1, 2021, and Messrs. Engel and Schmitz as well as Mses. Hopkins and Murphy received 150 RSUs for service as directors of Citywide Banks on June 1, 2021. Mr. Orr received 150 RSUs for service as a director of First Bank & Trust on June 1, 2021.
The aggregate number of RSUs outstanding at December 31, 2021 for each director was: 1,550 for Mr. Engel, 2,450 for Mr. Hylen, 3,150 for Mr. Flynn, 2,600 for Ms. Hopkins, 2,300 for Ms. Murphy, 1,350 for Mr. Orr, 1,350 for Mr. Schmidt, 1,350 for Mr. Schmitz, 2,450 for Ms. Unger and 1,200 for Mr. White.
Mr. Orr also has 4,268 total performance based RSUs outstanding at December 31, 2021, from his service as President and CEO of First Bank and Trust, which will be measured according to the terms of each grant agreement and vest in 2022, 2023 and 2024.

(3) Mr. Falb resigned from the HTLF Board of Directors effective April 20, 2021.
(4) Mr. McCoy retired from the HTLF Board of Directors effective at the 2021 Annual Meting.
(5) Mr. Schmidt, as a Dubuque Bank and Trust director, directed a contribution of $5,000 to a charitable organization of his choice from Dubuque Bank and Trust.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table lists the beneficial ownership of our common stock as of March 31, 2022, by each person we know to beneficially own more than 5% of our outstanding common stock, by each director or each executive officer named in the summary compensation table and by all directors and executive officers of HTLF as a group. Except as otherwise indicated below, each of the entities or persons named in the table has sole voting and investment power with respect to all common stock beneficially owned set forth opposite their name.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
5% Stockholders
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	4,533,341	(3)	10.7%
Earnest Partners, LLC 1180 Peachtree Street NE, Atlanta, GA 30309	2,864,601	(4)	6.8%
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	2,840,134	(5)	6.7%
Directors and Nominees
Robert B. Engel	11,745		*
Thomas L. Flynn	90,252	(6)	*
Lynn B. Fuller	696,083	(7)	1.6%
Jennifer K. Hopkins	11,240		*
Christopher S. Hylen	1,208		*
Bruce K. Lee	50,502		*
Susan J. Murphy	8,931		*
Barry H. Orr	237,975	(8)	*
John K. Schmidt	122,211	(9)	*
Martin J. Schmitz	279,925	(10)	*
Kathryn Graves Unger	—		*
Duane E. White	24,950	(11)	*
Other Named Executive Officers
Bryan R. McKeag	32,439	(12)	*
David A. Prince	9,963		*
All Directors and Executive Officers as a Group (21 persons)	1,622,710		3.8%

* Less than one percent
(1) The beneficial owners identified below have sole voting and investment power with respect to shares of common stock owned, except as set forth in the footnotes below. Share totals include restricted stock units that will vest within 60 days of March 31, 2022. Messrs. Fuller and Orr are part of a group that filed a Schedule 13D under the Securities Exchange Act of 1934 on March 8, 2022, as amended on April 20, 2022 (the "13D Group"). Shares owned by other members of the 13D Group are not included in the totals reported for Messrs. Fuller and Orr.
(2) Based upon 42,369,908 shares of common stock outstanding on March 31, 2022, plus any restricted stock units that will vest within 60 days of March 31, 2022 for that person.
(3) Based upon the Schedule 13G/A filed on January 27, 2022, BlackRock, Inc. has sole voting power with respect to 4,285,127 shares and sole dispositive power with respect to 4,533,341 shares.
(4) Based upon the Schedule 13G/A filed on February 8, 2022, Earnest Partners, LLC has sole voting power with respect to 2,043,811 shares and sole dispositive power with respect to 2,864,601 shares.
(5) Based upon the Schedule 13G/A filed on February 10, 2022, The Vanguard Group has sole voting power with respect to 0 shares and sole dispositive power with respect to 2,768,204 shares. It has shared voting power with respect to 36,660 shares and shared dispositive power with respect to 71,930 shares.
(6) Includes 3,276 shares held by Mr. Flynn's spouse in an individual retirement account (IRA) and 37,411 shares held by Mr. Flynn jointly with his spouse.

(7) Includes 11,000 shares held in a trust for which Mr. Fuller’s spouse serves as trustee, 92,669 shares held in a GST trust for which Mr. Fuller serves as sole trustee, and 567,438 shares held in two limited liability limited partnership accounts for which Mr. Fuller acts as a general managing partner.
(8) Includes 15,179 shares held in an IRA.
(9) Includes an aggregate of 39,670 shares held by Mr. Schmidt’s spouse.
(10) Includes 211,935 shares held by Padekeky Investments, LLC, of which Mr. Schmitz is a controlling stockholder. Of the shares of common stock disclosed in the table, Mr. Schmitz has pledged 24,558 shares as collateral for a personal loan.
(11) Includes 16,244 shares held in an IRA.
(12) Includes 18,818 shares held in a living trust for which Mr. McKeag serves as trustee.

Preferred Equity

In 2020, we issued 4.6 million depositary shares, each representing a 1/400th interest in a share of 7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E, which do not have voting rights. As of March 31, 2022, Mr. Engel held 4,489 depositary shares of our preferred stock, and Mr. Hylen held 3,500 depositary shares of our preferred stock. No other directors or executive officers owned preferred stock as of March 31, 2022.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires that our directors, executive officers and 10% stockholders file reports of ownership and changes in ownership with the SEC. Such persons are also required to furnish us with copies of all Section 16(a) forms they file. Due to our administrative oversight, director Barry H. Orr filed one late report covering one transaction during the year ended December 31, 2021 and relating to accelerated vesting of restricted stock units. Jennifer K. Hopkins filed a Form 5 covering one transaction during the year ended December 31, 2020, that was not previously reported on a Form 4. In addition, Martin J. Schmitz filed a Form 5 covering four previously unreported gifts of stock.

NAMED EXECUTIVE OFFICER COMPENSATION Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis ("CD&A") addresses our total compensation philosophy and objectives with respect to our 2021 named executive officers: President & Chief Executive Officer Bruce K. Lee, former Executive Operating Chairman Lynn B. Fuller, Chief Financial Officer Bryan R. McKeag, Executive Vice President - Commercial Banking David A. Prince and former Executive Vice President - Head of Operations Daniel C. Stevens (collectively, the "Named Executive Officers"). The CD&A also covers compensation policies, elements of compensation, administration of compensation, risk considerations and the basis for compensation decisions for 2021.

We design our executive compensation program to be both competitive in the marketplace and to align the interests of our executive officers with the long-term interests of our stockholders. Our goal is to pay total direct compensation (base salary plus annual and long-term incentive compensation) that is competitive in our markets, and that attracts and retains talented executives. This generally means that we strive to pay total direct compensation near the median of our peer group for comparable positions for target performance. Base salaries of our executives are typically near the peer group median, and in conjunction with annual and long-term incentive compensation, total compensation is targeted at the median. Incentives can be earned at above-median rates, but only for outstanding performance relative to the performance standards established by the Compensation, Nominating and Corporate Governance Committee.

2021 Business Highlights. In 2021, our employees, led by our CEO and the executive leadership team (including our Named Executive Officers), did an outstanding job of responding to the ongoing pandemic, focusing first on the health and safety of our employees, customers and communities. HTLF continued its significant participation in the Paycheck Protection Program ("PPP"), aiding small businesses in our markets. In addition, HTLF executed on several strategic initiatives in 2021, including issuance of $150.0 million aggregate principal amount of 2.75% Fixed-to-Floating Rate Subordinated Notes due 2031, generating net proceeds of $147.6 million and qualifying as Tier 2 capital for regulatory purposes, consolidating 8 branch locations and continuing to evaluate reductions in branch locations as part of our ongoing branch optimization program. HTLF also began implementation of a plan to consolidate our 11 bank charters to increase operating capacity, reduce costs and improve operational processes. The combined bank will operate under a single Colorado based charter, named "HTLF Bank," that will continue to operate under separate bank brands in each bank market. The plan is subject to regulatory approval. The consolidation project is underway and is expected to take 18-24 months to complete.
Our pre-provision pre-tax net revenue of $257.7 million for 2021 reflected a 7% increase over 2020. Our performance in 2021 allowed us to increase our annual cash dividend per common share to $0.96 cents per share for 2021 in comparison with $0.80 per share for 2020. Our key business results are summarized below:

*	Annual net income available to common stockholders of $211.9 million, an increase of 59% from 2020
*	Total assets increased to $19.27 billion, an increase of $1.37 billion or 8% from year end 2020
*	Loan growth of $689.4 million or 8%, exclusive of PPP loans
*	Total deposit growth of $1.44 billion or 10%
*	Net interest margin of 3.29% compared to 3.65% during 2020, as a result of historically low market interest rates
*	Return on average common equity of 10.49% and return on average assets of 1.19%
*	Net charge-offs for the year of $3.8 million or 0.04% of average loans

2021 Compensation Highlights. In 2020, we implemented a number of design changes to our executive compensation program to ensure that incentive payments to our Named Executive Officers remained market based, commensurate with performance, in alignment with our stockholders' interests, and within our risk appetite. In addition, further changes were made for 2020 in response to the uncertainty arising out of the COVID-19 pandemic, which resulted in lowered expectations for certain measures of performance. In 2021, we built on the approach taken in 2020, increasing the percentage of annual incentive compensation based on performance factors and adding growth to the performance factors measured.

Each of our Named Executive Officers received an annual incentive cash payout of between 62% and 86% of the original target. Our 2019-2021 stock-based performance-based awards paid out at 124% of target, based on above-target performance on earnings per share growth and above-target performance on annualized return on average tangible common equity ("ROATCE"). The final payout of 124% consisted of a 67% weighted payout on EPS growth and 57% weighted payout on average ROATCE.

Elements of Executive Compensation. Our executive compensation program includes a mix of base salary, annual cash incentives, and long-term equity awards. Variable compensation based on performance is a significant component of total compensation.

Annual incentive cash awards are typically made in the first quarter of the subsequent fiscal year based on prior year performance. For 2021, 80% of an executive's annual incentive cash award was based on performance standards linked to profitability, credit quality and growth. Profitability was measured by core pre-provision pre-tax net revenue and annualized return on tangible common equity. Credit quality was measured by the ratio of non-performing assets to total assets relative to peers, net charge-offs to average total loans relative to peer. Growth was measured by organic loan growth. The remaining 20% was based on a subjective assessment of a number of qualitative factors, including achievement in response to the ongoing pandemic with respect to liquidity management, participation in government programs, employee safety, customer relief, bank operations, communications and quantitative measures outside those taken into account in the performance standards. Target opportunities for Named Executive Officer incentive cash awards ranged from 50% to 100% of base salary, with the amount that could be earned ranging from 0% to 150% of target, in order to enhance the sensitivity of awards to performance. An executive's total award is further adjusted using a multiplier based on HTLF's return on average assets relative to peers. Targets for each performance standard were determined with reference to median peer performance, HTLF’s historical performance and financial plan targets. The performance standards and qualitative factors utilized, as well as the allocation between performance standards and qualitative factors, are reviewed annually based on Company performance and alignment with peers.

For long-term incentives, we use a balanced portfolio approach to awarding restricted stock units ("RSUs"), with individual grants comprising 40% time-based RSUs and 60% performance-based RSUs. Annual RSU awards are typically made in the first quarter of the subsequent fiscal year. Initial time-based awards are determined based on a target award amount and performance-based awards based on target performance, although no employees are entitled to a specific or minimum initial award amount. Time-based RSU awards vest ratably over three years generally contingent on employment. Performance-based RSU awards are generally contingent upon employment for three years and contingent upon and subject to performance metrics using a three-year performance period to avoid excessive risk-taking for short-term results, while further encouraging long-term decision-making, aligning with prevailing practices among our peer group, and avoiding duplication of performance measures from our annual incentive cash awards. Vesting of performance-based RSUs occurs after HTLF and relevant peer data is available for the third fiscal year end following award. Performance-based RSUs awarded for 2021 are contingent upon and subject to performance metrics based on three-year earnings per share growth in comparison with peers and can be further increased or decreased by 25% based on total shareholder return compared to our peers.

We believe that our executive compensation program provides appropriate incentives and sets expectations that align very closely with the value we have generated for stockholders over the past three years. The table below, which graphs CEO pay against total stockholder return ("TSR"), illustrates the alignment of CEO pay with Company performance:

Heartland - Pay for Performance
$4,000
$3,600
$3,200
$2,800
$2,400
$2,000
$1,600
$1,200
$800
$400
$0
Total Compensation (in $000)
$160
$120
$80
$40
$0
Indexed TSR [1]
2019
2020
2021
CEO Compensation (2)
Indexed TSR - Heartland
Indexed TSR - Primary Peer Group (3)

(1) Indexed TSR assumes an initial investment of $100 at the start of year one (2019) and reflects the annual increase/(decrease) in such investment as a result of annual TSR.
(2) Represents Mr. Lee's Total Compensation in each of the 2019, 2020 and 2021 fiscal years as disclosed in the Summary Compensation Table.
(3) Reflects the 50th percentile of the peer group used to set HTLF's 2021 compensation, which is described later in this Compensation Discussion and Analysis.

Administration of Our Executive Compensation Program

Role of the Compensation, Nominating and Corporate Governance Committee. The Compensation, Nominating and Corporate Governance Committee, which consists solely of independent directors, is primarily responsible for setting executive compensation for HTLF and then reporting its decisions to our Board of Directors. The Committee makes decisions on base salary adjustments, annual incentive cash and long-term incentive awards, and performance standards and targets for the coming year.

In making compensation decisions, the Committee reviews and evaluates a broad range of material requested and received from management and its independent compensation consultant, including the following:

*	financial reports covering, among other things, historical and year-to-date financial performance vs. the financial plan and financial performance vs. the peer group;
*	individual performance information for the Chief Executive Officer and other Named Executive Officers;
*	reports on HTLF’s strategic objectives and future financial plans;
*	information on executive officers’ stock ownership;
*	agreements and other plan documents regarding compensation;
*	peer data and analysis; and
*	competitive market surveys.

In formulating our performance-based compensation programs for executive officers, our Compensation, Nominating and Corporate Governance Committee considers the risk created by tying compensation to financial goals, including the risk of encouraging short-term behavior by tying a portion of compensation to annual goals, and the risks presented by encouraging higher earnings and asset and deposit growth. The Committee is guided by the Guidance on Sound Incentive Compensation Policies jointly issued by the financial institution regulatory agencies in 2010, which establishes a framework for assessing the soundness of incentive compensation plans, programs and arrangements maintained by financial institutions, and encourages balanced risk-taking incentives compatible with effective controls and risk management and with general principles of strong corporate governance. The Committee meets with HTLF’s Chief Risk Officer annually and discusses the assessment and management of any risks presented by its incentive compensation program, including both annual and long-term incentives.

The Compensation, Nominating and Corporate Governance Committee believes that a sensible approach to balancing risk-taking and rewarding achievement of reasonable, but not necessarily easily attainable, goals is an important component of the executive compensation program. The Committee regularly reviews the joint agency guidance as an effective tool for conducting its own assessment of the balance between risk and reward built into HTLF’s executive compensation program.

The Chief Risk Officer and Enterprise Risk Management perform an annual review of incentive compensation plans as part of a formal risk assessment in compliance with regulatory guidance. This risk review utilizes a formalized framework, taking a comprehensive approach that reviews governance and oversight, compensation philosophy, incentive plan metrics and standards, plan administration and controls, plan changes, and inherent risks, mitigating controls and resulting residual risks. The risk assessment results are presented to the Compensation, Nominating and Corporate Governance Committee by the Chief Risk Officer. The risk assessment evaluates whether incentive compensation arrangements for Named Executive Officers and other members of senior management are appropriately balanced, focused on long-term value creation and do not encourage inappropriate or excessive risk-taking that could threaten the value of HTLF and its member banks. We believe that tying a substantial portion of total direct compensation to long-term incentives keeps the Named Executive Officers focused on HTLF’s long-term value creation rather than short-term results. Our incentive compensation programs are further designed with risk mitigating features such as performance standards that account for quality of growth and a clawback policy (as described below). The Committee has concluded that our compensation policies and practices are not likely to promote excessive risk-taking.

Role of Management. Our management evaluates employee performance, establishes business and individual performance targets and objectives and recommends salaries, cash incentive and equity awards. Our President and CEO, Corporate Secretary and Chief Human Resources Officer each assist the Chairman of the Compensation, Nominating and Corporate Governance Committee with setting the agenda for the Committee’s meetings and coordinating the preparation of materials for all such meetings. At the request of the Committee, our President and CEO and Chief Human Resources Officer also provide information regarding our strategic objectives, evaluations of executive officers’ performance and compensation recommendations for executive officers other than themselves. Our President and CEO, and Chief Human Resources Officer do not approve the compensation arrangements of any Named Executive Officers or participate in the formulation of their own compensation and are not present at meetings or portions of meetings where their own compensation is approved.

Role of Advisors. Aon was retained by the Compensation, Nominating and Corporate Governance Committee to provide independent compensation consulting services. Aon's compensation advisory role includes providing market information on executive and director compensation levels and practices, assisting in the design of executive and director compensation programs, assessing appropriate modifications to HTLF's annual cash incentive program in response to the COVID-19 pandemic and providing input on related technical and regulatory matters.

The Compensation, Nominating and Corporate Governance Committee annually reviews the independence and performance of its compensation consultant and the consulting services provided. In evaluating the independence and performance and considering the retention of its compensation consultant, the Compensation, Nominating and Corporate Governance Committee also assesses the consultant's independence in accordance with Nasdaq listing standards, taking into account whether:

*	The consultant provided other services to HTLF;
*	The fees paid by HTLF to the compensation consultant represent an insignificant portion of the consultant's total revenues;
*	The consultant maintains policies and procedures designed to prevent conflicts of interest between the consultant and the companies to which it provides services, as well as between its individual employees and such companies;
*	HTLF or any member of the Compensation, Nominating and Corporate Governance Committee have any other business or personal relationship with the consultant or its employees who provide services to the Committee;
*	The consultant, or its employees who provide services to the Compensation, Nominating and Corporate Governance Committee, own any HTLF securities; and
*	Any executive officer of HTLF has any business or personal relationship with the consultant or its employees who provide services to the Compensation, Nominating and Corporate Governance Committee.

In 2020, Aon assisted HTLF with a new long-term incentive plan design, resulting in the 2020 Long-Term Incentive Plan approved by stockholders at the 2020 annual meeting. Aon also performed a review of non-employee director compensation and assisted management with commercial and retail incentive plan design work. In 2021, Aon provided services for executive and director compensation consulting, including services for surveys, incentive plan designs and compensation benchmarking.

Based upon these and other factors, the Compensation, Nominating and Corporate Governance Committee concluded that the retention of Aon did not present any conflicts of interest, that Aon was independent and that such retention was appropriate.

Peer Comparison. The Compensation, Nominating and Corporate Governance Committee annually reviews a competitive analysis of peer companies generated by its compensation consultant as a benchmark for our executive compensation program. The Committee establishes appropriate and competitive ranges of annual and long-term compensation, with consideration for comparable benchmarks within the peer group. Various components of executive compensation (e.g., base salaries, equity compensation, retirement plan contributions and other benefits) are benchmarked against comparable positions within the peer group. In addition, the Compensation, Nominating and Corporate Governance Committee reviews information prepared by the compensation consultant on the usage of shares and related dilution levels for equity incentive plans within the peer group.

Peer Group. The Compensation, Nominating and Corporate Governance Committee, with the assistance of its compensation consultant, annually reviews the peer group which it uses to analyze the competitiveness of our executive compensation program. The members of the peer group are selected based on comparable industry, total assets, geography and commercial loans as a percentage of total loans. The table below lists the 25 companies that comprise the peer group used to set 2021 compensation:

NAME	CITY, STATE	TICKER	NAME	CITY, STATE	TICKER
BancorpSouth	Tupelo, MS	BXS	Bank OZK	Little Rock, AR	OZK
Banner Corp	Walla Walla, WA	BANR	Cadence Bancorp	Houston, TX	CADE
Cathay General Bancorp	Los Angeles, CA	CATY	Columbia Banking System, Inc.	Tacoma, WA	COLB
Commerce Bancshares Inc.	Kansas City, MO	CBSH	First Financial Bancorp	Cincinnati, OH	FFBC
First Interstate BancSystem	Billings, MT	FIBK	First Merchants Corporation	Muncie, IN	FRME
First Midwest Bancorp Inc.	Chicago, IL	FMBI	Glacier Bancorp Inc.	Kalispell, MT	GBCI
Great Western Bancorp	Sioux Falls, SD	GWB	Hope Bancorp	Los Angeles, CA	HOPE
Independent Bk Group Inc.	McKinney, TX	IBTX	Old National Bancorp	Evansville, IN	ONB
PacWest Bancorp	Beverly Hills, CA	PACW	Renasant Corp.	Tupelo, MS	RNST
Simmons First National Corp.	Pine Bluff, AR	SFNC	Trustmark Corp	Jackson, MS	TRMK
UMB Financial Corp.	Kansas City, MO	UMBF	United Bankshares Inc.	Charleston, WV	UBSI
United Community Banks Inc.	Blairsville, GA	UCBI	Washington Federal Inc.	Seattle, WA	WAFD
Western Alliance Bancorp	Phoenix, AZ	WAL

Because it recognizes the inherent limitations on benchmarked data, the Compensation, Nominating and Corporate Governance Committee does not establish compensation based on pre-established ratios of executive compensation to peer group data. Instead, peer group data is one factor in the Committee’s analysis, and it is used for a validation check of the final compensation package chosen for our executives.

Consideration of Advisory Vote. We annually submit our executive compensation arrangements to stockholders for a non-binding, advisory vote. The Compensation, Nominating and Corporate Governance Committee believes that an annual “say on pay” vote provides it with more direct and current input regarding the effectiveness of the executive compensation program. At our last Annual Meeting, nearly 98% of the votes cast by stockholders who voted on our advisory "say on pay" proposal approved the 2020 compensation of our Named Executive Officers. The Compensation, Nominating and Corporate Governance Committee interprets this high level of approval as an indication of our stockholders’ endorsement of the program. The Committee recognizes that effective practices evolve, and the Committee will continue to consider changes as needed to keep our executive compensation program competitive and performance-based.

Elements of Compensation

The compensation of our Named Executive Officers comprises four primary components: (1) base salary, (2) annual incentive cash awards, (3) long-term incentive equity compensation (together constituting total direct compensation), and (4) additional benefits.

As illustrated by the following table, a substantial part of our CEO’s total target direct compensation for 2021 was variable-based:

2021 CEO Total Target Direct Compensation Mix - Bruce K. Lee
Fixed Compensation	Amount	% of Total Compensation
Year-End Base Salary	$850,000	29%
Total Fixed Compensation	$850,000	29%

Variable-Based Compensation	Amount	% of Total Compensation
Long-Term Equity Incentive - Performance-Based RSUs	$734,462	25%
Long-Term Equity Incentive - Time-Based RSUs	$489,624	17%
Annual Incentive Cash Award	$850,000	29%
Total Variable-Based Compensation	$2,074,086	71%
Total Direct Compensation	$2,924,086	100%

Base Salary. The Compensation, Nominating and Corporate Governance Committee regards base salary as an important component of executive compensation because it provides executives with the assurance of a regular income. Base salaries are intended to assist us in attracting executives and recognizing different levels of responsibility and contribution. The Committee targeted base salaries for our Named Executive Officers near the peer group median for comparable positions, with additional consideration given to the executive’s qualifications and experience, scope of responsibility and potential to achieve the goals and objectives established. Past performance and internal pay equity are also considered.

The following table lists the base salaries earned by our Named Executive Officers in 2021 in comparison to 2020:

Officer	2020	2021
Bruce K. Lee	$731,250	$825,000
Lynn B. Fuller	$536,250	$550,000
Bryan R. McKeag	$405,000	$436,250
David A. Prince	$367,500	$377,500
Daniel C. Stevens	$350,000	$361,250

Annual Incentive Cash Awards. Our Compensation, Nominating and Corporate Governance Committee administers an executive incentive program pursuant to which our Named Executive Officers are eligible to earn annual incentive cash awards. The performance standards for the awards are designed to be aligned with the interests of stockholders, encourage strong financial performance, ensure good growth in quality assets through organic growth and acquisitions, and reward adherence to our longer-term financial goals, while avoiding excessive risk-taking.

The target annual incentive cash award for each Named Executive Officer was based upon a percentage of base salary. For 2021, the target annual incentive was 100% of year-end base salary for Mr. Lee, 80% for Mr. Fuller, 60% for Mr. McKeag, and 50% for Messrs. Prince and Stevens.

The total annual incentive cash award for each Named Executive Officer is the sum of the amounts earned for each of the performance standards described below. Each portion of the award is calculated using the following formula:

Award Based on Each Performance Standard	=	Executive Officer’s Salary	x	Target Annual Incentive	x	Weighting of Performance Standard	x	(2021 Result ÷ 2021 Target)

During 2021, a return on average assets ("ROAA") modifier was added to the annual incentive calculation, which is applied to the result of the award calculation in the box above. If HTLF's ROAA is equal to peer, then no adjustment is calculated. The ROAA modifier may increase or decrease the annual incentive calculation by a maximum of 25 percent. HTLF's ROAA was equal to the 45th percentile of peer for 2021; therefore an adjustment of 5% was deducted from each of the individual's calculated score.

Named Executive Officers may receive a maximum payout of 150% of target for outstanding performance. There is no payout on a performance measure if performance is below a specified threshold of performance, which we refer to as "threshold" performance.

Eighty percent of a Named Executive Officer's annual incentive cash award was based on performance standards linked to profitability, credit quality and loan growth and the remaining 20% was based on qualitative factors. Profitability was measured by adjusted core pre-provision pre-tax net revenue ("PPNR") and annualized return on average tangible common equity ("ROATCE"), with PPNR weighted 30% and ROATCE 15% of each Named Executive Officer's annual incentive cash award. Credit quality was measured by non-performing assets to assets relative to peer and net charge-offs to average loans relative to peer, with each weighted 10%. Loan growth was measured by organic loan growth and weighted 15%.

Targets for each performance standard were determined with reference to median peer performance, HTLF’s historical performance and HTLF’s financial plan targets. Target annual incentive cash awards are based on year-end base salaries.

PPNR was selected as a measure of profitability and at 30%, was the most heavily weighted annual incentive performance measure. PPNR is a non-GAAP measure of net income excluding provision for credit losses, which is separately addressed by the credit quality performance standards, and excluding income taxes. For 2021, the PPNR target was set at an amount that represented an increase of 21% over actual PPNR for 2020.

ROATCE is a measure that aligns the interests of our Named Executive Officers with our stockholders and was weighted at 15%. The 2021 ROATCE target was set at an amount that represented a 150 basis point increase over 2020 ROATCE.

Given the wide range of plausible economic conditions that would likely impact credit, two credit quality measures were selected to form equal parts of the next 10% of the annual cash incentive performance measures. Both non-performing assets to assets and net charge-offs to average loans were measured relative to peers at the 50th percentile, thus taking into account HTLF performance relative to changes in credit quality experienced by the overall market, as represented by peer performance.

Organic loan growth is another annual incentive performance measure with a weighing of 15% for each of our Named Executive Officers. Organic loan growth was defined as growth in all portfolios, excluding Paycheck Protection Program ("PPP") loans, residential real estate loans, purchased government guaranteed loans, syndicated loans in excess of $75 million, less acquired loans and loan reclassified to held for sale. Mr. Prince's organic loan growth measure excluded changes in the consumer portfolio. 2021 loan growth targets were set at an amount that represented a 6% increase over 2020 loans, excluding residential real estate and PPP related loans.

The remaining component upon which a portion of a Named Executive Officer’s annual incentive cash award may be earned was based on qualitative factors and was weighted at 20%. This allowed the Compensation, Nominating and Corporate Governance Committee to take a broader view of the prior year’s performance and allowed the Committee to consider additional qualitative factors, including achievements in response to the ongoing pandemic with respect to liquidity management, risk management, response to government programs, employee safety, customer and community service and relief, bank operations, communication and quantitative measures outside those taken into account in the performance standards.

The Committee awarded Mr. Lee a payout at 100% on qualitative factors based on strong leadership in assisting the Board to evaluate strategic initiatives. In addition, the Committee noted the ongoing response to the pandemic, including enhanced risk management, strong participation in government programs, and efforts to balance employee safety with customer service. The Committee also balanced certain organizational issues identified with the strength of the response from Mr. Lee. The Committee awarded Mr. Fuller a 100% payout on the qualitative factors for his leadership related to mergers and acquisitions and transition of that role as he approaches the end of his tenure as an HTLF employee. The Committee awarded Mr. McKeag a payout at 125% on qualitative factors based on his leadership in expanding HTLF's financial planning and analysis capabilities, charter consolidation initiative and a successful subordinated debt offering. The Committee awarded Mr. Prince a payout at 90% on qualitative factors based on the increasing rates of commercial loan growth over the course of the year. The Committee awarded a payout of 0% on qualitative factors to Mr. Stevens.

The tables below show plan targets and 2021 results that were used to calculate the annual incentive cash award for each of our Named Executive Officers, dollars in thousands, and with the final 2021 score adjusted to reflect the ROAA modifier. Payouts can be found in the column "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table.

Mr. Lee
Performance Standard	Weighting	2021 Target	2021 Result	2021 Score
Adjusted Core Pre-Provision Pre-Tax Net Revenue (non-GAAP)(1)	30%	$291,000	$265,729	51%
Annualized Return on Average Tangible Common Equity (non-GAAP)(2)	15%	13.80%	15.59%	150%
Nonperforming Assets to Total Assets	10%	0.29%	0.37%	50%
Net Charge-offs as a Percent of Average Loans	10%	0.06%	0.04%	120%
Organic Loan Growth(3)	15%	$496,000	$342,293	69%
Qualitative Factors	20%	100%	100%	100%
Return on Average Assets Multiplier				95%
Final 2021 score				81%

Mr. Fuller
Performance Standard	Weighting	2021 Target	2021 Result	2021 Score
Adjusted Core Pre-Provision Pre-Tax Net Revenue (non-GAAP)(1)	30%	$291,000	$265,729	51%
Annualized Return on Average Tangible Common Equity (non-GAAP)(2)	15%	13.80%	15.59%	150%
Nonperforming Assets to Total Assets	10%	0.29%	0.37%	50%
Net Charge-offs as a Percent of Average Loans	10%	0.06%	0.04%	120%
Organic Loan Growth(3)	15%	$496,000	$342,293	69%
Qualitative Factors	20%	100%	100%	100%
Return on Average Assets Multiplier				95%
Final 2021 score				81%

Mr. McKeag
Performance Standard	Weighting	2021 Target	2021 Result	2021 Score
Adjusted Core Pre-Provision Pre-Tax Net Revenue (non-GAAP)(1)	30%	$291,000	$265,729	51%
Annualized Return on Average Tangible Common Equity (non-GAAP)(2)	15%	13.80%	15.59%	150%
Nonperforming Assets to Total Assets	10%	0.29%	0.37%	50%
Net Charge-offs as a Percent of Average Loans	10%	0.06%	0.04%	120%
Organic Loan Growth(3)	15%	$496,000	$342,293	69%
Qualitative Factors	20%	100%	125%	125%
Return on Average Assets Multiplier				95%
Final 2021 score				86%

Mr. Prince
Performance Standard	Weighting	2021 Target	2021 Result	2021 Score
Adjusted Core Pre-Provision Pre-Tax Net Revenue (non-GAAP)(1)	30%	$291,000	$265,729	51%
Annualized Return on Average Tangible Common Equity (non-GAAP)(2)	15%	13.80%	15.59%	150%
Nonperforming Assets to Total Assets	10%	0.29%	0.37%	50%
Net Charge-offs as a Percent of Average Loans	10%	0.06%	0.04%	120%
Organic Loan Growth(4)	15%	$453,000	$337,161	74%
Qualitative Factors	20%	100%	90%	90%
Return on Average Assets Multiplier				95%
Final 2021 score				80%

Mr. Stevens
Performance Standard	Weighting	2021 Target	2021 Result	2021 Score
Adjusted Core Pre-Provision Pre-Tax Net Revenue (non-GAAP)(1)	30%	$291,000	$265,729	51%
Annualized Return on Average Tangible Common Equity (non-GAAP)(2)	15%	13.80%	15.59%	150%
Nonperforming Assets to Total Assets	10%	0.29%	0.37%	50%
Net Charge-offs as a Percent of Average Loans	10%	0.06%	0.04%	120%
Organic Loan Growth(3)	15%	$496,000	$342,293	69%
Qualitative Factors	20%	100%	—%	—%
Return on Average Assets Multiplier				95%
Final 2021 score				62%

(1) Refer to the table, "Reconciliation of Non-GAAP Measure - Core Net Income Pre-Provision Pre-Tax Net Revenue."
(2) Refer to the table, "Reconciliation of Non-GAAP Measure - Annualized Return on Average Tangible Common Equity."
(3) Refer to the table, "Reconciliation of Non-GAAP Measure - Organic Loan Growth."
(4) Refer to the table, "Reconciliation of Non-GAAP Measure - Organic Loan Growth."

Non-GAAP Measures for Annual Incentive Awards

This document contains references to adjusted core pre-provision pre-tax net revenue, annualized return on average tangible common equity, and organic loan growth, which are financial measures not defined by generally accepted accounting principles ("GAAP").

Adjusted core pre-provision pre-tax net revenue is net income excluding provision for credit losses, income taxes and certain other non-core items. Management believes this non-GAAP financial measure is considered to be a critical metric to analyze and evaluate revenue, excluding the variability of provision for credit losses and income taxes.

Annualized return on average tangible common equity is net income excluding intangible amortization calculated as (1) net income excluding tax-effected core deposit and customer relationship intangibles amortization, divided by (2) average common equity less goodwill and core deposit and customer relationship intangibles, net. This measure is included as it is considered to be a critical metric to analyze and evaluate use of equity, financial condition and capital strength.

Organic loan growth is calculated as loan growth excluding the changes in PPP loans, purchased government guaranteed loans and residential mortgage loans. This measure is included as it is considered to provide a complete understanding of the targeted growth areas in the loan portfolio excluding changes in government related lending programs.

However, these non-GAAP measures have inherent limitations and should not be considered substitutes for operating results determined in accordance with GAAP. Additionally, because these non-GAAP measures are not standardized, it may not be possible to compare the non-GAAP measures in this document with other companies' non-GAAP measures.

Below are the components of the adjusted core pre-provision pre-tax net revenue calculation that reconcile to the most directly comparable GAAP measures, dollars in thousands:

Reconciliation of Non-GAAP Measure - Adjusted Core Pre-Provision Pre-Tax Net Revenue
For the Year Ended December 31, 2021
Net income (GAAP)	$219,923
Provision (benefit) for credit losses	(17,575)
Income taxes	55,335
Pre-Provision Pre-Tax Revenue	257,683
Partnership investments in tax credit projects	6,303
IT project write-offs	1,743
Adjusted Core Pre-Provision Pre-Tax Net Revenue (non-GAAP)	$265,729

The Committee reviewed and approved two adjustments to PPNR to determine adjusted core PPNR for annual incentive compensation purposes. The Committee considers adjustments to performance metrics used for incentive compensation purposes that are consistent with the performance and behaviors that the plan is meant to reward, including adjustments to exclude items that are not indicative of core performance, not directly linked to the performance of officers participating in the incentive plan or that represent unanticipated one-time non-recurring items. The first adjustment approved was for the cost of investments in tax credit transactions, the costs of which are part of the initial calculation of PPNR even though the offsetting tax benefits are not included in PPNR given it is a pre-tax calculation. Adjustments were also recommended to remove the impact of a write-off incurred on capitalized costs of a technology project meant to support the ongoing operation of HTLF's member banks as separate charters. The write-off was made in connection with the decision to consolidate the HTLF’s 11 bank charters, representing a non-recurring non-core adjustment and also an example of an action in pursuit of charter consolidation that the normal calculation of PPNR might not otherwise encourage.

Below are the components of the return on average tangible common equity calculation that reconcile to the most directly comparable GAAP measures, dollars in thousands:

Reconciliation of Non-GAAP Measure - Annualized Return on Average Tangible Common Equity
For the Year Ended December 31, 2021
Net income available to common stockholders (GAAP)	$211,873
Plus core deposit and customer relationship intangibles amortization, net of tax(1)	7,422
Net income available to common stockholder excluding intangible amortization (non-GAAP)	$219,295

Average common equity (GAAP)	$2,020,200
Less average goodwill	576,005
Less average core deposit and customer relationship intangibles, net	37,554
Average tangible common equity (non-GAAP)	$1,406,641
Annualized return on average common equity (GAAP)	10.49%
Annualized return on average tangible common equity (non-GAAP)	15.59%

Below are the components of the organic loan growth calculation that reconcile to the most directly comparable GAAP measures, dollars in thousands:

Reconciliation of Non-GAAP Measure - Organic Loan Growth
	Balance as of 12/31/2020 (GAAP)	Purchased Loans	Balance as of 12/31/2021 (GAAP)	Total Change (GAAP)	Change exclusive of PPP loans, purchased loans and residential mortgages	Change exclusive of PPP loans, purchased loans, residential mortgages and consumer loans
Commercial and industrial	$2,534,799	$25,764	$2,645,085	$110,286	$84,522	$84,522
PPP	957,785		199,883	(757,902)	—	—
Owner occupied commercial real estate	1,776,406	249,708	2,240,334	463,928	214,220	214,220
Non-owner occupied commercial real estate	1,921,481	46,163	2,010,591	89,110	42,947	42,947
Real estate construction	863,220		856,119	(7,101)	(7,101)	(7,101)
Agricultural and agricultural real estate	714,526	36,654	753,753	39,227	2,573	2,573
Residential mortgage	840,442		829,283	(11,159)	—	—
Consumer	414,392		419,524	5,132	5,132	—
Total	$10,023,051	$358,289	$9,954,572	$(68,479)	$342,293	$337,161

Long-Term Incentive Equity Compensation. The Compensation, Nominating and Corporate Governance Committee believes that equity compensation is an effective tool for aligning the incentives and retention of management with the long-term interests of stockholders. Since 2012, the Committee has granted our named executive officers a combination of RSUs that vest based on time and continued employment, and RSUs that must be earned based upon performance and continued employment. We currently use a balanced portfolio approach, with individual grants comprised of 40% time-based RSUs and 60% performance-based RSUs. Annual RSU awards are typically made in the first quarter of the subsequent fiscal year. Initial time-based awards are determined based on a target award amount and performance-based awards based on target performance, although no employees are entitled to a specific or minimum initial award amount. Time-based RSUs vest in three equal annual installments generally contingent on employment, starting one year after the date of grant, and becoming fully vested three years after the grant date. Performance-based RSUs awards are generally contingent upon employment for three years and contingent upon and subject to performance metrics using a three-year performance period in order to further encourage long-term decision-making, align with prevailing practices among our peer group, and avoid duplication of performance measures from our annual incentive cash awards. Vesting of performance-based RSUs occurs after HTLF and relevant peer data is available for the third fiscal year end following award. All forms of equity incentive are intended to enhance our ability to retain and attract senior leadership talent, provide compensation opportunities tied to long-term service and stockholder value, and reinforce our pay-for-performance and stockholder-alignment philosophy. The equity compensation is granted under our 2020 Long-Term Incentive Plan.

The three-year performance-based RSUs granted in 2021 have a three-year performance period and are earned based upon HTLF's earnings per share growth and average ROATCE in comparison to the 50th percentile of our proxy peer group. Named Executive Officers may vest at 150% of target for exceeding the 75th percentile of peer performance. The number of performance-based RSUs can also be adjusted plus or minus 25% based upon a total shareholder return compared to peers. The three-year performance-based RSUs granted in 2021 will vest on a measurement date in 2024, upon a review of the aggregate performance from fiscal year 2021 through fiscal year 2023. There is no payout on a performance measure if performance is at or below the 25th percentile of peer performance, which we refer to as "threshold" performance.

Peer Performance	Earnings Per Share Growth	Annualized Return on Average Tangible Common Equity	Total Shareholder Return
25th Percentile	Threshold (0% of Target)	Threshold (0% of Target)	Threshold (-25%)
50th Percentile	Target (100% of Target)	Target (100% of Target)	Target (0%)
75th Percentile	Maximum (150% of Target)	Maximum (150% of Target)	Maximum (+25%)
In granting performance-based RSUs to the Named Executive Officers, the Compensation, Nominating and Corporate Governance Committee considered the overall allocation of RSUs to ensure that the target number of performance-based RSUs granted is equal to or greater than the number of time-based RSUs granted. For 2021, the RSU awards to the Named Executive Officers were 40% time-based RSUs and 60% three-year performance-based RSUs. The Committee strives to grant RSUs with an aggregate grant date fair value that is competitive in the context of an executive’s performance and position.

The performance period for our three-year performance-based RSU awards granted in 2019 ended as of December 31, 2021. These awards vested on the measurement date of March 1, 2022. Based on above peer median performance on both earnings per share growth and ROATCE, the three-year performance-based RSU's paid out at a blended payout of 124% of target, which consisted of a 67% weighted payout on EPS growth and 57% weighted payout on ROATCE. All metrics for these performance-based RSUs were provided by S&P Capital IQ.

Other Compensation and Benefits. We have historically limited perquisites and other types of non-cash benefits to reinforce a pay-for-performance orientation and to minimize expenses. Such non-cash benefits, when provided, can include use of a company-owned vehicle or a vehicle allowance, payment of 50% of country club or social club dues, and a housing allowance or an allowance for moving expenses.

HTLF is a majority owner of a Cessna business jet. The aircraft is used to transport personnel to meetings at HTLF locations which have a large geographic spread and include difficult-to-reach locations. The jet also provides transportation for HTLF executives to business meetings and transports HTLF executives, directors, major stockholders and customers for business development purposes. It is our policy that the aircraft is not to be utilized for personal benefit; however, on occasion, and subject to applicable regulations, an executive officer's or a director's family member may board a flight if an empty seat is available on a regularly-scheduled business flight. We believe such usage does not create any incremental cost to HTLF.

HTLF provides additional life insurance benefits to certain officers of HTLF, including Named Executive Officers, under a number of different executive life insurance programs.

Named Executive Officers also participate in our other broad-based employee benefit programs on the same terms as similarly situated employees, including our 2016 Employee Stock Purchase Plan, health insurance plans and a defined contribution retirement savings plan. HTLF also has a non-qualified defined contribution plan that allows eligible employees to make voluntary contributions into a deferred compensation plan. Any non-elective contributions to this plan are subject to approval by the HTLF Board of Directors.

We provide severance and change in control arrangements to our Named Executive Officers that are described under “Potential Payments upon Termination or Change in Control.”

Other Key Policies

Prohibition on Hedging. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds. Such hedging transactions may permit a director or executive officer to continue to own securities of HTLF, but without the full risks and rewards of ownership. When this situation occurs, the director or executive officer may no longer have the same objectives as HTLF’s other stockholders. Therefore, directors and executive officers are prohibited from engaging in any such hedging transactions with regard to the equity securities of HTLF or its subsidiaries.

Restrictions on Stock Pledges. Directors and executive officers are prohibited from pledging the HTLF securities as collateral, including, but not limited to, holding any such securities in a margin account, without the prior approval of the Compensation, Nominating and Governance Committee.

Clawback Policy. It is in the best interests of HTLF and its stockholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces HTLF’s pay-for-performance compensation philosophy. Accordingly, our Compensation, Nominating and Corporate Governance Committee adopted a clawback policy which provides for the recoupment of performance-based cash and equity incentive compensation from certain employees, including our executive officers, in the event of an accounting restatement or ethical violation resulting from material noncompliance with financial reporting requirements under U.S. federal securities laws and/or as a result of a wrongful act. Both the time-based and performance-based RSU agreements contain clawback provisions that allow any amount or benefit received to be canceled, recouped, rescinded, or otherwise reduced.

Tax Deductible Compensation.  Section 162(m) of the Internal Revenue Code disallows a tax deduction to public companies for compensation of more than $1 million paid in any taxable year to each “covered employee,” consisting of the CEO and certain executive officers. Consequently, compensation paid to our Named Executive Officers in excess of $1 million will not be deductible unless it qualifies for transitional relief applicable to certain binding compensation arrangements that were in place as of November 2, 2017. The Committee believes it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the Named Executive Officers essential to our success, even if all or part of that compensation may not be deductible.

Compensation, Nominating and Corporate Governance Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that this Compensation Discussion and Analysis be included in the proxy statement for the year ended December 31, 2021.

Members of the Compensation, Nominating and Corporate Governance Committee,

Thomas L. Flynn
Jennifer K. Hopkins
Christopher S. Hylen
Kathryn Graves Unger
Duane E. White

Summary Compensation Table

The following table sets forth information concerning the compensation of our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers (collectively, the “Named Executive Officers”) for the fiscal years ended December 31, 2021, 2020 and 2019.

Name & Principal Position	Year	Salary(1)	Stock Awards(2)(3)	Non-Equity Incentive Plan Compensation	All Other Compensation(4)	Total
Bruce K. Lee	2021	$825,000	$1,224,086	$688,567	$114,637	$2,852,290
President &	2020	$731,250	$823,760	$565,864	$125,008	$2,245,882
Chief Executive Officer	2019	$719,000	$487,726	$732,293	$40,922	$1,979,941
Lynn B. Fuller	2021	$550,000	$478,754	$356,435	$66,880	$1,452,069
Former Executive Operating Chairman(5)	2020	$536,250	$322,182	$320,984	$36,047	$1,215,463
	2019	$541,681	$402,592	$530,028	$24,939	$1,499,240
Bryan R. McKeag	2021	$436,250	$380,819	$228,974	$45,592	$1,091,635
Executive Vice President	2020	$405,000	$234,308	$182,531	$51,130	$872,969
Chief Financial Officer	2019	$388,000	$205,690	$296,380	$21,424	$911,494
David A. Prince	2021	$396,250	$314,187	$159,776	$37,063	$907,276
Executive Vice President	2020	$367,500	$194,052	$133,219	$40,705	$735,476
Head of Commercial	2019	$350,000	$170,447	$213,993	$9,567	$744,007
Daniel C. Stevens	2021	$361,250	$190,435	$113,165	$51,447	$716,297
Former Executive Vice President	2020	$350,000	$—	$129,850	$114,488	$594,338
Head of Operations(6)	2019	$—	$—	$—	$—	$—

(1) The amounts shown include amounts deferred at the discretion of the Named Executive Officer under our retirement plan and Deferred Compensation Plan.
(2) The stock awards presented for 2021 are 40% time based and 60% performance based, and the stock awards presented for 2020 and 2019 are 50% time based and 50% performance based. The target level of performance is 100% for all awards presented.
(3) The amounts shown represent the grant date fair value of RSUs computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. With respect to the performance-based RSUs, the value reflected assumes that the targeted level of performance will be achieved; however, named executive officers may receive a maximum payout of 150% of target. The maximum grant date fair value of stock awards granted in 2021 is: $1,101,693 for Mr. Lee; $430,936 for Mr. Fuller; $342,721 for Mr. McKeag, $282,779 for Mr. Prince and $171,361 for Mr. Stevens. See the discussion of equity awards in Note 16 of our financial statements for the year ended December 31, 2021, contained in our Annual Report on Form 10-K, for all assumptions made in the valuation of the RSUs.
(4) The elements of "All Other Compensation" include company contributions to our 401(k) defined contribution plan, contributions to our non-qualified deferred compensation plan and payment of executive life insurance premiums for certain executives. For Mr. Lee, all other compensation includes payment of an auto allowance in 2021. For Mr. Stevens, all other compensation includes a housing allowance in the form of a monthly stipend grossed up to provide $1,000 per month (after-tax).
(5) Mr. Fuller ceased serving as HTLF's Executive Operating Chairman on March 15, 2022.
(6) Mr. Stevens retired from HTLF effective March 21, 2022.

The table below sets forth the components of All Other Compensation during 2021:

Name	Employer Contributions to 401(k) Retirement Plan	Employer Contributions to Non-Qualified Deferred Compensation Plan	Executive Split-Dollar Life Insurance Program	Perquisites(1)	Total
Bruce K. Lee	$20,300	$77,060	$2,277	$15,000	$114,637
Lynn B. Fuller	$20,300	$40,669	$5,911	$—	$66,880
Bryan R. McKeag	$20,300	$23,015	$2,277	$—	$45,592
David A. Prince	$20,300	$16,763	$—	$—	$37,063
Daniel C. Stevens	$20,300	$14,077	$—	$17,070	$51,447

(1) Mr. Lee’s perquisites are comprised of a $15,000 auto allowance. Mr. Stevens' perquisite is an imputed housing allowance of $17,070. Each remaining other Named Executive Officer had perquisites totaling less than $10,000 and, accordingly, those amounts are not included in this table as permitted by SEC rules.

Grants of Plan-Based Awards

The following table sets forth certain information concerning grants of plan-based awards made during 2021 to the Named Executive Officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Target ($)	Maximum ($)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units(#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Bruce K. Lee
Annual Incentive		$850,000	$1,275,000		—		$—
Performance-Based RSUs (3-year)	03/16/2021		$—	14,054	21,081		$734,462
Time-Based RSUs	03/16/2021		$—		—	9,369	$489,624
Lynn B. Fuller
Annual Incentive		$440,000	$660,000		—		$—
Performance-Based RSUs (3-year)	03/16/2021		$—	5,497	8,246		$287,273
Time-Based RSUs	03/16/2021		$—		—	3,664	$191,481
Bryan R. McKeag
Annual Incentive		$267,000	$400,500		—		$—
Performance-Based RSUs (3-year)	03/16/2021		$—	4,372	6,558		$228,481
Time-Based RSUs	03/16/2021		$—		—	2,915	$152,338
David A. Prince
Annual Incentive		$200,000	$300,000		—		$—
Performance-Based RSUs (3-year)	03/16/2021		$—	3,607	5,411		$188,502
Time-Based RSUs	03/16/2021		$—		—	2,405	$125,685
Daniel C. Stevens
Annual Incentive		$182,500	$273,750		—		$—
Performance-Based RSUs (3-year)	03/16/2021		$—	2,186	3,279		$114,240
Time-Based RSUs	03/16/2021		$—		—	1,458	$76,195

(1) The amounts shown represent possible annual incentive cash awards that could have been earned in 2021. HTLF’s executive incentive program (including the applicable performance targets) is described in the section entitled "Annual Incentive Cash Awards" in the Compensation Discussion and Analysis above. The actual payments under this program are shown in the column entitled "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table above. There is no payout on a performance measure if performance is at or below 50% of target performance, which we refer to as "threshold" performance.
(2) The amounts shown represent performance-based RSUs granted in 2021. HTLF’s equity compensation program (including the applicable performance targets, earning and vesting schedules) is described in the section entitled "Long-Term Incentive Equity Compensation" in the Compensation Discussion and Analysis above. Named executive officers may receive a maximum payout of 150% of target for outstanding performance. There is no payout on a performance measure if performance is at or below 50% of target performance, which we refer to as "threshold" performance.
(3) The amounts shown represent time-based RSUs granted in 2021. HTLF’s equity compensation program (including the applicable vesting schedules) is described in the section entitled "Long-Term Incentive Equity Compensation" in the Compensation Discussion and Analysis above.
(4) The amounts shown represent the grant date fair value of RSUs computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information concerning outstanding RSUs held at December 31, 2021, by the Named Executive Officers:

Stock Awards
Name	Grant Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)	Grant Date	Equity incentive plan awards: number of unearned shares, units that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares or units that have not vested ($)(1)
Bruce K. Lee	03/16/2021	9,369	(2)	$474,165	03/16/2021	14,054	(5)	$711,273
	03/17/2020	8,431	(3)	$426,693	03/17/2020	12,646	(6)	$640,014
	03/19/2019	1,776	(3)	$89,883
	03/19/2019	6,607	(4)	$334,380
Lynn B. Fuller	03/16/2021	3,664	(2)	$185,435	03/16/2021	5,497	(5)	$278,203
	03/17/2020	3,297	(3)	$166,861	03/17/2020	4,946	(6)	$250,317
	03/19/2019	1,466	(3)	$74,194
	03/19/2019	5,454	(4)	$276,027
Bryan R. McKeag	03/16/2021	2,915	(2)	$147,528	03/16/2021	4,372	(5)	$221,267
	03/17/2020	2,398	(3)	$121,363	03/17/2020	3,597	(6)	$182,044
	03/19/2019	749	(3)	$37,907
	03/19/2019	2,786	(4)	$140,999
David A. Prince	03/16/2021	2,405	(2)	$121,717	03/16/2021	3,607	(5)	$182,550
	03/17/2020	1,986	(3)	$100,511	03/17/2020	2,979	(6)	$150,767
	03/19/2019	620	(3)	$31,378
	03/19/2019	2,309	(4)	$116,858
Daniel C. Stevens	03/16/2021	1,458	(2)	$73,789	03/16/2021	2,186	(5)	$110,633

(1) Market values for outstanding RSUs are based on $50.61 per share, the closing price of HTLF shares of common stock on December 31, 2021 (the last trading day of the year).
(2) Reflects time-based RSUs that vest in three equal installments on March 21st in the first, second, and third years following the grant date, subject to the continued employment of the executive officer.
(3) Reflects time-based RSUs that vest in three equal annual installments on March 6th in the first, second and third years following the grant date, subject to the continued employment of the executive officer.
(4) Reflects three-year performance-based RSUs with a performance period of 2019-2021. The final award calculation was 124%, and these awards vested on March 1, 2022.
(5) Reflects three-year performance-based RSUs assuming target performance, with a performance period of 2021-2023. Final award determination and vesting will be made after the completion of the 2023 performance year, generally subject to continued employment of the executive officer.
(6) Reflects three-year performance-based RSUs assuming target performance, with a performance period of 2020-2022. Final award determination and vesting will be made after the completion of the 2022 performance year, generally subject to continued employment of the executive officer.

Stock Vested

The following table sets forth certain information concerning restricted stock unit awards vested during 2021 for the named executive officers:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Bruce K. Lee	10,666	$532,166
Lynn B. Fuller	7,807	392,456
Bryan R. McKeag	4,178	209,379
David A. Prince	4,085	199,675
Daniel C. Stevens	—	$—

(1) The amounts in this column were calculated by multiplying the number of vested shares by the closing price per share of HTLF common stock on the dates the shares vested.

Non-qualified Deferred Compensation

Our Deferred Compensation Plan is a non-qualified plan that provides eligible employees, including the named executive officers, with the general opportunity to defer up to 75% of their base compensation and up to 100% of annual incentive cash awards earned during a year.

HTLF may, from time to time in its sole and absolute discretion, credit contributions to any participant.

Participants’ deferred cash accounts earn a daily rate of return that tracks the investment return achieved under participant-selected investment funds, all of which are offered to participants in our 401(k) Plan. The table below represents the investment funds that were available and the respective rate of return for 2021. Participants are able to change their investment allocation on any business day.

Fund Name	2021 Rate of Return	Fund Name	2021 Rate of Return
Money Market Taxable	0.03%	High-Yield Bond	4.79%
Short-Term Bond	1.16%	Emerging Markets Bond	(5.07)%
Inflation-Protected Bond	5.68%	Intermediate Core Bond	(1.67)%
Intermediate Core Plus Bond	(1.12)%	World Bond	(4.59)%
Allocation 30-50% Equity	8.57%	Mid-Cap Value	27.05%
Large Value	26.48%	Small Blend	27.11%
Large Blend	28.66%	Foreign Large Blend	8.62%
Mid-Cap Growth	15.19%	Large Growth	23.76%
Foreign Small/Mid Growth	14.25%	Foreign Large Growth	2.84%
Commodities Broad Basket	33.48%	Diversified Emerging Markets	12.41%
Allocation 50-70% Equity	15.01%	Real Estate	41.32%

At the time of the deferral election, participants must also select a distribution date and form of distribution:

*	Participants may not receive distributions for at least one year following the date on which the cash otherwise would have been paid out, except in the case of termination, retirement or death as described below.
*	Participants who are active employees may elect to receive distributions in a single payment or up to five annual installments, with a minimum deferral period of three years.
*	Upon termination other than for retirement or death, a participant's deferred compensation will be paid out upon the later of January 1st of the calendar year following separation or the last business day of the sixth month following separation.
*	In connection with a participant's retirement, he or she may elect to receive distributions in a single payment or up to ten annual installments.
*	Upon the death of a participant, all remaining vested account balances will be paid to his or her beneficiary in a single lump sum no later than December 31st of the calendar year following the year of the participant’s death.

Non-qualified Deferred Compensation
Name	Balance at 1/1/2021	2021 Executive Contributions(1)	2021 Plan Earnings(2)	2021 Employer Contributions(3)	Balance at 12/31/2021(4)
Bruce K. Lee	$284,629	$155,587	$71,393	$77,060	$588,669
Lynn B. Fuller	$—	$27,500	$3,465	$40,669	$71,634
Bryan R. McKeag	$468,068	$287,578	$129,971	$23,015	$908,632
David A. Prince	$620,940	$323,466	$90,803	$16,763	$1,051,972
Daniel C. Stevens	$290,133	$194,127	$50,570	$14,077	$548,907

(1) The amounts in this column are included in the "Salary" column in the Summary Compensation Table for 2021.
(2) The amounts in this column are not included in the "Salary" column in the Summary Compensation Table for 2021.
(3) The amounts in this column are included in the "All Other Compensation" column in the Summary Compensation Table for 2021.
(4) The amounts of $256,977, $399,880, $427,355 and $267,050 with respect to Messrs. Lee, McKeag, Prince and Stevens, respectively, were reported in the Summary Compensation Table in prior years.

Potential Payments upon Termination or Change in Control

As described below, we provide for certain payments and benefits upon death, disability, retirement or involuntary termination without cause (not in connection with a change in control). We have also entered into change in control agreements with our Named Executive Officers that provide for certain payments and benefits upon involuntary termination without cause or voluntary termination with good reason, in each case in connection with a change in control. In the face of corporate changes, we believe these arrangements help ensure the continuity of our management and staff, allow them to function more objectively and in a manner that is in the best interests of stockholders.

Payments Made Upon Death. HTLF has a Split-Dollar Life Insurance Plan and an Executive Supplemental Life Insurance Plan (collectively, the “plans”) that provide death benefits to the designated beneficiaries of the officers who have been enrolled in the plans. Participation in these plans is limited to persons in the position of Executive Vice President, or higher, with at least three years of service. The combined death benefit under these plans is the least of (1) $1,000,000, (2) two times current compensation at the time of termination (salary plus cash incentive and commissions), or (3) 100% of the difference between total death proceeds payable under the policy and the cash surrender value of the policy. For those participants who entered the plans prior to 2008, this benefit continues for the officer when employment has terminated as a result of disability, retirement or a change in control. For those participants who entered the plans in 2008 or later, this benefit continues for the officer when employment has terminated as a result of disability or a change in control. In January 2020, the Committee determined that no additional Split-Dollar Life Insurance purchases would be made.

The terms of our performance-based RSU agreements provide that, upon termination due to death unearned units would continue to remain outstanding until the date the Compensation, Nominating and Corporate Governance Committee determines the number of performance-based RSUs earned, upon which date the earned performance-based RSUs would vest. The terms of our time-based RSU agreements provide that, upon termination due to death, all unvested RSUs immediately vest.

Payments Made Upon Disability. Long-term disability (“LTD”) coverage is provided to all full-time employees on the first of the month following hire date.  Full-time employees are eligible for a maximum monthly long-term disability benefit of $20,000, which is based upon eligible earnings and age.

“Eligible earnings” includes base salary plus prior 12-month calculation of bonus and/or commission, which will be reduced by other income received or eligible to receive due to disability such as Social Security disability insurance, workers’ compensation, other employer-based insurance coverage, unemployment benefits or settlements/judgments for income loss or retirement benefits the employer fully or partially pays.  This benefit is employer paid and the benefits are tax-free when received by the participant.

The terms of our performance-based RSU agreements provide that, upon termination due to disability, unearned units would continue to remain outstanding until the date the Compensation, Nominating and Corporate Governance Committee determines the number of performance-based RSUs earned, upon which date the earned performance-based RSUs would vest. Additionally, the terms of our time-based RSU agreements provide that, upon termination due to disability, all unvested RSUs immediately vest.

Payments Made Upon Retirement. Upon retirement, unearned performance-based RSU awards will continue to remain outstanding until the date the Compensation, Nominating and Corporate Governance Committee determines the number of performance-based RSUs earned, upon which date the earned performance-based RSUs will vest. Time-based RSUs will vest as of the date of termination of service in the case of retirement. Retirement is defined as reaching age 62 and having provided at least five years of service to HTLF. In each case, we require that retirees execute a waiver of claims against HTLF, and covenant not to compete with HTLF and maintain the confidentiality of its information, as a condition to acceleration. At December 31, 2021, Mr. Fuller was retirement eligible.

Payments Made Upon Involuntary Termination without Cause (Not in Connection with a Change in Control). In December 2019, we amended the terms of current and future RSU awards so that vesting accelerates for certain employees nearing retirement upon their involuntary termination without Cause, such as a branch closure or a Company-wide reduction in force. We would require that employees have at least five years of service, have reached the age of 60, execute a waiver of claims against HTLF, covenant not to compete with HTLF and maintain the confidentiality of its information, as conditions to acceleration. As of December 31, 2021, Mr. Lee, Mr. Fuller and Mr. McKeag would qualify for accelerated vesting of their RSUs under these circumstances. Upon involuntary termination without Cause, as defined under "Payments Made upon Change in Control," unearned performance-based RSU awards would continue to remain outstanding until the date the Compensation, Nominating and Corporate Governance Committee determines the number of performance-based RSUs earned, upon which date the earned performance-based RSUs would vest. Earned time-based RSUs would vest immediately upon termination.

Payments Made Upon Qualifying Termination in Connection with a Change of Control. As of December 31, 2021, each Named Executive Officer was party to a Change of Control Agreement. The agreements provide that, if the executive officer’s employment is terminated by HTLF other than for “Cause,” death or disability, or is terminated by the officer for “Good Reason,” within six months prior to, or 24 months after, a “Change of Control” of HTLF, then the executive officer is entitled to a special severance payment. The severance payment is equal to a severance multiple times the sum of (1) the executive officer’s salary, plus (2) the average of the three most recent bonuses paid to the executive officer. For Messrs. Lee, Fuller and McKeag, the severance multiple is three times, and for Mr. Prince, two times. The agreements also provide for continuation of health and welfare benefits with no employee contribution after termination for 12 months for Messrs. McKeag, and Prince or 18 months for Messrs. Lee and Fuller and for out-placement services or training in an amount not to exceed one-fourth of base compensation.

The agreements do not provide for the payment of “gross-ups” to cover any applicable federal or state taxes but instead provide that applicable taxes, if owed, will be paid by the officers covered under the agreements and if any payments under the agreements would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, the aggregate amount due under the agreement will be reduced to one dollar less than the amount that would cause an excess parachute payment.

The agreements generally define “Cause” as (1) the continued willful failure, after 20 days’ notice, to perform employment obligations, (2) conviction of a felony or a crime of embezzlement or fraud, (3) breach of fiduciary responsibility, or (4) an act of dishonesty that materially injures HTLF. “Good Reason” under the agreements is generally defined to include (subject to certain notice and cure provisions) (1) a material and adverse diminution in the nature, scope or status of the officer’s position, including a failure to continue in the position as an executive officer of a public company, (2) a material reduction in base compensation, (3) a relocation of the primary place of employment by more than 50 miles or a material increase in travel obligations, (4) a failure by the acquiring entity to assume the agreement or to comply with the agreement, or

(5) a material breach of the agreement. A “Change of Control” is generally defined in the agreements to include: (1) the acquisition by a person of 51% or more of HTLF’s voting securities; (2) the election of persons to constitute a majority of the Board who were not nominated by our Board or one of its committees; (3) the consummation of a merger where the prior stockholders do not hold at least 51% of the resulting entity; or (4) the liquidation or dissolution of HTLF.

Our RSU agreements contain terms that provide that, if the obligations under those agreements are not assumed by a successor, the vesting of the RSU will accelerate upon a change of control. If assumed by a successor, our award agreements provide for "double-trigger" vesting, such that awards will accelerate only if the executive officer’s employment is terminated other than for Cause, death or disability, or is terminated by the executive officer for Good Reason, within six months prior to, or 24 months after, a change of control of HTLF with performance-based RSUs becoming vested as though 100% of the performance targets had been achieved.

Payments Made Upon Termination for Any Other Reason. Except for the payments and benefits upon involuntary termination without cause, death, disability, retirement or an involuntary termination in connection with a change of control discussed above, no additional payments or benefits will accrue or be paid upon termination of a named executive officer other than any prorated bonus, accrued vacation pay and Deferred Compensation Plan contributions and earnings.

The following table shows the value of potential payments and benefits to the Named Executive Officers upon involuntary termination, disability, death, retirement, or in connection with certain terminations related to a change in control of HTLF. The amounts shown assume that termination was effective as of December 31, 2021, the last business day of the fiscal year, and are estimates of the amounts that would be paid to the executives upon termination in addition to the base salary and other compensation earned by the executives during 2021. Because the calculations in the table are based upon SEC disclosure rules and made as of a specific date, there can be no assurance that an actual change of control, if one were to occur, would result in the same or similar compensation being paid, and the actual amounts to be paid can only be determined at the actual time of an executive's termination.

As noted above and previously disclosed, Mr. Fuller ceased serving as HTLF's Executive Operating Chairman on March 15, 2022. He plans to retire from HTLF on the date of HTLF's 2022 Annual Meeting and following such retirement, is expected to receive retirement treatment of his outstanding equity awards, as described above and below. Mr. Stevens retired from HTLF effective March 21, 2022, and as he was not retirement eligible on such date, did not receive any benefits in connection with his retirement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Name	Type of Payment	Payments Upon Death	Payments Upon Disability	Payments Upon Retirement(1)	Termination Payments Following Change of Control(2)	Involuntary Termination Without Cause (Not Following a Change of Control)
Bruce K. Lee	Disability Benefit(3)	$—	$240,000	$—	$—	$—
	Cash Severance(4)	$—	$—	$—	$4,303,420	$—
	Continued Health/Welfare Benefits(4)	$—	$—	$—	$12,592	$—
	Out-Placement Counseling(5)	$—	$—	$—	$358,618	$358,618
	Value of Acceleration of Stock Awards(6)	$2,611,678	$2,611,678	$—	$2,611,678	$2,611,678
	Group Term Life Insurance	$500,000	$—	$—	$—	$—
	Split-Dollar Life Insurance	$1,000,000	$—	$—	$—	$—

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Name	Type of Payment	Payments Upon Death	Payments Upon Disability	Payments Upon Retirement(1)	Termination Payments Following Change of Control(2)	Involuntary Termination Without Cause (Not Following a Change of Control)
Lynn B. Fuller	Disability Benefit(3)	$—	$240,000	$—	$—	$—
	Cash Severance(4)	$—	$—	$—	$2,914,659	$—
	Continued Health/Welfare Benefits(4)	$—	$—	$—	$29,638	$—
	Out-Placement Counseling(5)	$—	$—	$—	$242,888	$242,888
	Value of Acceleration of Stock Awards(6)	$1,177,593	$1,177,593	$1,177,593	$1,177,593	$870,297
	Group Term Life Insurance	$250,000	$—	$—	$—	$—
	Split-Dollar Life Insurance	$840,847	$—	$—	$—	$—
Bryan R. McKeag	Disability Benefit(3)	$—	$240,000	$—	$—	$—
	Cash Severance(4)	$—	$—	$—	$2,031,962	$—
	Continued Health/Welfare Benefits(4)	$—	$—	$—	$16,090	$—
	Out-Placement Counseling(5)	$—	$—	$—	$169,330	$169,330
	Value of Acceleration of Stock Awards(6)	$823,830	$823,830	$—	$823,830	$823,830
	Group Term Life Insurance	$500,000	$—	$—	$—	$—
	Split-Dollar Life Insurance	$1,000,000	$—	$—	$—	$—
David A. Prince	Disability Benefit(3)	$—	$240,000	$—	$—	$—
	Cash Severance(4)	$—	$—	$—	$1,119,475	$—
	Continued Health/Welfare Benefits(4)	$—	$—	$—	$22,513	$—
	Out-Placement Counseling(5)	$—	$—	$—	$139,934	$—
	Value of Acceleration of Stock Awards(6)	$—	$—	$—	$—	$—
	Group Term Life Insurance	$—	$—	$—	$—	$—
	Split-Dollar Life Insurance	$—	$—	$—	$—	$—

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Name	Type of Payment	Payments Upon Death	Payments Upon Disability	Payments Upon Retirement(1)	Termination Payments Following Change of Control(2)	Involuntary Termination Without Cause (Not Following a Change of Control)
Daniel C. Stevens	Disability Benefit(3)	$—	$—	$—	$—	$—
	Cash Severance(4)	$—	$—	$—	$—	$—
	Continued Health/Welfare Benefits(4)	$—	$—	$—	$—	$—
	Out-Placement Counseling(5)	$—	$—	$—	$—	$—
	Value of Acceleration of Stock Awards(6)	$—	$—	$—	$—	$—
	Group Term Life Insurance	$—	$—	$—	$—	$—
	Split-Dollar Life Insurance	$—	$—	$—	$—	$—

(1) For the purposes of the Value of Acceleration of Stock Awards row of this column, it has been assumed that all shares will be earned at target even though they continue to be subject to the earning provisions as if the officer had continued employment with HTLF.
(2) For the purposes of the Value of Acceleration of Stock Awards row of this column, it has been assumed that the performance-based RSU agreements are not fully assumed in the Change in Control and, therefore, all shares immediately vest. All other stock awards immediately vest upon a Change in Control, whether or not the executive terminates employment.
(3) The disability benefit is shown as the annual maximum benefit available to each executive.
(4) Cash severance will be paid in equal monthly payments for the number of months specified for each executive officer as follows: Messrs. Fuller, Lee and McKeag - 36 months, and Mr. Prince - 24 months. The amount shown for each of Messrs. Lee, McKeag and , Prince does not reflect any adjustment that would be made in the event that any payment or distribution of any type would constitute an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended. The Change of Control Agreements also provide for continuation of health and welfare benefits after termination for 12 months for Messrs. McKeag, and Prince, and 18 months for Messrs. Lee and Fuller..
(5) The amounts reflected are the maximum amounts allowed and are to be paid in the form of either (i) reimbursement of the expenses incurred for out-placement counseling within the 12-month period following the employment termination date, or (ii) a pre-paid executive level program.
(6) The amounts reflect the value of acceleration in the vesting of RSUs and were determined by multiplying the number of shares that would vest (assuming target performance for all performance-based RSUs) by $50.61, the closing market price of a share of our common stock on December 31, 2021.

Pay Ratio Disclosure
The following pay ratio and supporting information compares the annual total compensation of our employees other than our CEO (including full-time, part-time and temporary employees) and the annual total compensation of our CEO, as required by Section 953(b) of the Dodd-Frank Act. The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2021, our last completed fiscal year, the median of the annual total compensation of all employees of our Company (other than our CEO) was $64,213, and the annual total compensation of Bruce Lee, our CEO, was $2,852,291.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 45 to 1.

To determine the pay ratio and our median employee, we determined that as of December 31, 2021, our employee population consisted of approximately 2,228 individuals located in the United States. This population consists of our full-time, part-time and temporary employees.

To identify the median employee, we calculated the annual total compensation for 2021 among our employee population, excluding our CEO, as it is calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in a median employee with annual total compensation of $64,213. The median employee’s annual total compensation includes salary received in 2021, annual incentive payment received in 2021, equity awards granted in 2021, Company-paid 401(k) Plan match made during 2021, and Company-paid life insurance premiums paid during 2021.

With respect to the CEO, we used the total annual compensation for Mr. Lee as calculated for the Summary Compensation Table. Any adjustments, estimates and assumptions used to calculate total annual compensation are described in footnotes to the Summary Compensation Table.

This pay ratio is a reasonable estimate calculated in good faith, in a manner consistent with Item 402(u) of Regulation S-K, based on our payroll and employment records and the methodology described above. The SEC rules for identifying the “median employee” and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratios reported by other companies may not be comparable to the pay ratio set forth above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

RELATED PERSON TRANSACTIONS

Directors and officers of HTLF and our subsidiaries, and their associates, were customers of and had banking transactions with one or more of HTLF's subsidiaries during 2021. Additional transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements, certificates of deposit and depository relationships, in the opinion of management, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and did not involve more than the normal risk of collectability or present other unfavorable features. All such loans are approved by the subsidiary bank's Board of Directors in accordance with the bank regulatory requirements. Additionally, the Audit Committee Charter provides that the Committee will consider and approve other material non-lending transactions between a “related person” and HTLF, or its subsidiaries, to ensure that such transactions are done at arm's length and do not affect a director's independence. For such purposes, a “related person” includes any officer or director, or any nominee for director, of HTLF, any holder of 5% or more of our common stock, or any immediate family member of those persons. In addition to such lending transactions, we engaged in the following transactions with named executive officers, directors and members of their families during the past fiscal year:

HTLF, Kendall/Hunt Publishing Company (“Kendall/Hunt”) and Westmark Enterprises, Inc. (“Westmark”) are joint owners of a Cessna aircraft that HTLF uses in its business. Mark C. Falb, a HTLF director through April 2021, is CEO and Chairman of the Board of Kendall/Hunt and Westmark. HTLF has contracted with Westmark to employ the flight crew, maintain and store the aircraft, and pays Westmark annually for its allocated portion of these expenses and direct flight expense. For the year ended December 31, 2021, HTLF paid Westmark $968,931 under this arrangement. HTLF’s purchase of the fractional interest in the aircraft and the shared ownership arrangement was approved by its Board of Directors. The Board has also determined that this transaction did not compromise Mr. Falb’s independence while he was a board member. HTLF believes this arrangement is typical for shared ownership of aircraft and is on terms at least as favorable as could be obtained from unaffiliated third parties. This arrangement remained in place following Mr. Falb's departure from the Board.

Lynn H. Fuller served as Executive Vice President and Regional Bank President from July 2021 to February 2022 and previously served as President and CEO of our subsidiary Dubuque Bank and Trust Company since July 1, 2017. During 2021, Mr. Fuller earned $351,000 of base salary, an annual incentive cash award of $116,999, and he was granted long-term incentive equity awards with a grant date fair value of $195,870. Mr. Fuller also received other benefits valued at $17,213 and an employer contribution to his 401(k) account of $20,300. These compensation actions were in a manner consistent with the process for other subsidiary bank presidents. Mr. Fuller is the son of HTLF's director, Lynn B. Fuller.

Allyn Piland serves as President of PrimeWest Mortgage Corporation ("PrimeWest"), a division of our subsidiary First Bank & Trust ("First Bank"). In 2021, Ms. Piland received an annual base salary of $201,894, plus bonuses and commissions of $120,756. She was granted long-term incentive equity awards with a grant date fair value of $17,403. Ms. Piland also received other benefits valued at $14,977 and an employer contribution to her 401(k) account of $20,300. These compensation actions were in a manner consistent with the process for other subsidiary bank executive officers. Ms. Piland is the daughter of director Barry H. Orr, who also served as Chairman and Chief Executive Officer of First Bank until March 2021.

Michael Lee serves as Specialized Industry Banker II. In 2021, Mr. Lee received an annual base salary of $105,455, an annual incentive cash award of $22,045, other benefits of $480, and an employer contribution to his 401(k) account of $8,220. Mr. Lee is the son of HTLF's President and Chief Executive Officer, Bruce K. Lee.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews the audited financial statements and recommends to the Board that they be included in our Annual Report on Form 10-K.

The Audit Committee has:

*	reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2021, with our management and KPMG LLP, our independent registered public accounting firm;
*	discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the "PCAOB") and the SEC; and
*	received the written disclosures and the letter from KPMG LLP, in accordance with the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with KPMG LLP its independence.

Based on the foregoing review and discussions with management and KPMG LLP, the Audit Committee has recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC.

Members of the Audit Committee,
Robert B. Engel
Thomas L. Flynn
Jennifer K. Hopkins
Susan G. Murphy
John K. Schmidt
Kathryn Graves Unger

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has served as our independent registered public accounting firm since June 1994, and our Audit Committee has selected KPMG LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2022.

The aggregate fees billed for each of the last two fiscal years for professional services rendered by KPMG LLP were as follows:

	Fiscal Year 2021	Fiscal Year 2020
Audit Fees	$1,325,000	$1,480,000
Audit-Related Fees	195,000	232,500
Tax Fees	298,119	273,250
All Other Fees	2,500	2,500
Total	$1,820,619	$1,988,250

“Audit Fees” were related to KPMG LLP’s work in performing the integrated audit of our consolidated annual financial statements and the internal control attestation reports related to the Federal Deposit Insurance Corporation Improvement Act, review of interim quarterly financial statements included in our Form 10-Q reports, and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

“Audit-Related Fees” in 2021 and 2020 related to services rendered in connection with compliance with the requirements of the U.S. Department of Housing and Urban Development (“HUD”), services rendered in connection with Uniform Single Attestation Program ("USAP"). Additionally, the 2021 Audit-Related fees include services rendered for the issuance of a comfort letter for our subordinated debt offering. The 2020 Audit-Related Fees include services rendered for the issuance of a comfort letter for our Series E Preferred Stock equity offering and the filing with the SEC of registration statements on Form S-4.

“Tax Fees” were incurred for the preparation of our state and federal tax returns and for consultation with KPMG LLP on various tax matters.

“All Other Fees” were incurred in connection with HTLF obtaining access to KPMG LLP’s electronic accounting research tool and accounting disclosure checklist tool.

The Audit Committee, after consideration of these matters, does not believe that the rendering of these services by KPMG LLP is incompatible with maintaining their independence as our independent registered public accounting firm.

Audit Committee Pre-Approval Policy

Among other things, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has adopted a policy requiring pre-approval of any services to be paid to the independent registered public accounting firm before work begins, regardless of dollar amount. Pre-approval may come from the full Committee, the Chairman of the Committee or the Vice Chairman of the Committee in the absence of the Chairman; however, all services by such firm must be brought forth to the full Committee at their next regularly scheduled meeting. All of the fees earned by KPMG LLP described above were attributable to services pre-approved or ratified by the Audit Committee.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding stock awards and shares available for future issuance under HTLF's equity plans as of December 31, 2021:

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	389,885	(1)	$44.19	1,482,996	(2)
Equity compensation plans not approved by stockholders	—			—
Total	389,885			1,482,996

(1) Includes 223,194 time- and performance-based RSUs that were outstanding on December 31, 2021 under the HTLF 2020 Long-Term Incentive Plan and 166,691 time- and performance based RSUs that were outstanding under the 2012 Long Term Incentive Plan. The number of performance-based RSUs are reported at target and may increase or decrease depending on whether certain performance goals are achieved.
(2) Includes 1,192,760 shares of common stock available for issuance under the HTLF 2020 Long-Term Incentive Plan and 290,236 shares of common stock available for issuance under the 2016 Employee Stock Purchase Plan.

PROPOSAL 2	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2022	☑	The Board of Directors recommends that you vote your shares FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

A representative of KPMG LLP is expected to attend the meeting and will be available to respond to appropriate questions and to make a statement if he or she so desires. If the appointment of our independent registered public accounting firm is not ratified, the Audit Committee of the Board of Directors will consider, but retains sole authority over, the matter of the appointment. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

PROPOSAL 3	ADVISORY VOTE ON EXECUTIVE COMPENSATION
Take a non-binding, advisory vote on executive compensation	☑	The Board of Directors recommends that you vote your shares FOR the approval of HTLF’s executive compensation.

We are asking our stockholders to provide advisory approval of the compensation for our Named Executive Officers set forth in the Summary Compensation Table and related tables in this proxy statement, and described in the Compensation Discussion and Analysis, as required by Section 14A of the Exchange Act. Consistent with the direction of our stockholders and our Board of Directors, we submit executive compensation to our stockholders for their advisory approval on an annual basis, and thus the next vote to approve our executive compensation program will take place in 2023. Although your vote is advisory and not binding upon the Compensation, Nominating and Corporate Governance Committee, the Committee will take the results of the vote into account in formulating executive compensation in future years. We are requesting your vote on the following resolution:

RESOLVED, that the stockholders approve the compensation of HTLF’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related disclosure contained in this proxy statement dated April 27, 2022.

As described in more detail in the Compensation Discussion and Analysis, HTLF's compensation program has been reflective of its results of operations. The objective of our Board has been to provide salary levels to our executives that are competitive relative to their peers and longer-term incentives that both align executive officer compensation with the success of meeting long-term strategic operating and financial goals and minimizing risks to HTLF. The Board believes our compensation policies and procedures achieve these objectives.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the Annual Meeting. If any other business does properly come before the Annual Meeting, the persons named as proxies on the enclosed proxy card will vote in accordance with his or her judgment.

Sincerely,

John K. Schmidt	Bruce K. Lee
Chairman	President and CEO

Dubuque, Iowa	Dubuque, Iowa
April 27, 2022	April 27, 2022

ALL STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES PROMPTLY

HTLF™

Strength. Insight. Growth.

HEARTLAND FINANCIAL USA, INC.
700 LOCUST STREET, SUITE 400
DUBUQUE, IA 52001
ATTN: JAY L. KIM

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The company will hold a virtual Annual Meeting on Wednesday, June 15, 2022 at 1:00 p.m. Central Daylight Time. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/HTLF2022. You will need the 16-digit control number contained in this proxy card.

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 14, 2022 for shares held directly and by 11:59 p.m. Eastern Time on June 10, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 14, 2022 for shares held directly and by 11:59 p.m. Eastern Time on June 10, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D81040-P68081

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HEARTLAND FINANCIAL USA, INC.

1. ELECTION OF DIRECTORS:

Class II Directors (Term Expires 2025):	For	Withhold
1a. John K. Schmidt	☐	☐
1b. Duane E. White	☐	☐

NOTE: PLEASE DATE PROXY AND SIGN IT EXACTLY AS NAME(S) APPEAR(S).ALL JOINT OWNERS OF SHARES SHOULD SIGN. STATE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC. PLEASE RETURN SIGNED PROXY IN THE ENCLOSED ENVELOPE.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, 10-K wrap and Invitation are available at www.proxyvote.com.

D81041-P68081

HTLF™

Strength. Insight. Growth.

HEARTLAND FINANCIAL USA, INC.
Annual Meeting of Stockholders
June 15, 2022, at 1:00 p.m., Central Daylight Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints John K. Schmidt and Thomas L. Flynn, or either one of them acting in the absence of the other, with power of substitution, as attorneys and proxies for and in the name and place of the undersigned, to vote the number of shares of common stock that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Heartland Financial USA, Inc. to be held online at www.virtualshareholdermeeting.com/HTLF2022 on June 15, 2022, at 1:00 p.m., Central Daylight Time, and at any adjournments thereof, and to vote on all matters coming before said meeting, hereby revoking any proxy heretofore given. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting and they may name others to take their place. In the event of unforeseen circumstances, such as the death or disability of a director nominee, the Board may substitute another person for that nominee. The proxies will vote these shares for that other person unless you instruct us otherwise.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" the two Class II nominees, as listed in the proxy statement, and "FOR" Proposals 2 and 3.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

(Continued, and to be marked, dated and signed, on the other side)